SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE KROGER CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2002 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

(in millions except per share data)

Fiscal Year	2002(1)	2001(1)(2)	Percent Change(3)

Total sales	$51,760	$50,098	3.3%
Operating profit	$2,573	$2,359	9.1%
Net earnings per diluted share	$1.52	$1.26	20.6%
Average shares outstanding assuming dilution	791	825	(4.1)%
Net cash provided by operating activities	$3,183	$2,347	35.6%
Total debt including obligations under capital leases	$8,574	$8,830	(2.9)%
Capital expenditures, excluding acquisitions	$1,891	$1,913	(1.2)%

(1)	The results as presented include merger-related costs, asset impairment charges and restructuring charges (Refer to Notes 2, 3 and 4 to the Consolidated Financial Statements). In addition, the Company recorded other significant items (Refer to Note 5 to the Consolidated Financial Statements) totaling $112 and $284 of net, pre-tax expense in 2002 and 2001, respectively. The approximate diluted per share after-tax effect of these items was $0.11 in 2002 and $0.21 in 2001.
(2)	During 2001, goodwill generally was amortized on a straight-line basis over 40 years. Goodwill amortization expense totaled $103 in 2001. As described in Note 20 to the Consolidated Financial Statements, the Company adopted SFAS No. 142 on February 3, 2003. Accordingly, goodwill was not amortized during 2002. Had goodwill not been amortized in 2001, net earnings would have been $1.37 per diluted share.
(3)	The percent change calculations were based on the rounded numbers as presented.

NOTE: The materials presented in the following proxy materials contain the disclosure of net total debt and net operating working capital, both of which are non-GAAP financial measures. A reconciliation of net total debt to the most directly comparable GAAP financial measure is contained in the accompanying annual report at page A-18. A reconciliation of net operating working capital to the most directly comparable GAAP financial measure is contained in the accompanying annual report at page A-27.

(recycle graphic)  COVER PRINTED ON RECYCLED PAPER

TO OUR FELLOW SHAREHOLDERS:

The Kroger Co. faced significant business challenges in fiscal 2002. Some were a continuation of the economic and competitive issues that we had faced in fiscal 2001. Consumers remained cautious in their purchases amid worries about the weak economy, rising unemployment, and a stock market that declined for the third consecutive year. Competition remained intense as supercenters, mass merchants and other non-traditional operators continued their rapid expansion. Substantial increases in the cost of health care benefits and credit card fees exerted pressure on operating expenses for all food retailers.

But 2002 brought new challenges for Kroger and the industry. By the second half of the year, customers became increasingly worried about an impending war. This concern, as well as the weak economy, was especially apparent in customer purchasing patterns during the fourth quarter. Holiday sales were disappointing for all retailers, including Kroger. Customers simply were not in a mood to celebrate. In addition, the continued decline in the stock market reduced the assets of pension funds in all industries. For the first time since 1986, Kroger has recently made a substantial contribution to our pension fund. Finally, significant deflation in food costs, especially for perishables, had a negative impact on identical food-store sales.

Kroger management believes that the Strategic Growth Plan, announced in December 2001, is the appropriate response to this economic and competitive environment. We devoted 2002 to implementing and refining the Plan by focusing on its three key elements:

•	Reduce operating and administrative costs;

•	Leverage our $51 billion+ size to achieve greater economies of scale; and

•	Reinvest in our core business to increase sales and market share.

Kroger now has one year of experience with the Plan and we are pleased with our progress. During 2002, the Company:

•	Eliminated approximately 1,500 management and clerical positions;

•	Consolidated the Nashville division office and distribution center into the Mid-South and Atlanta divisions;

•	Centralized additional merchandising categories to drive down product costs;

•	Reduced prices in selected product categories and markets to improve our competitive position; and

•	Achieved cost savings of $306 million.

The Plan has enabled Kroger to reduce our retail price gap versus discount operators and widen our price advantage over traditional competitors in most markets.

In addition to price reductions, Kroger continues to differentiate our stores by offering customers an exciting and convenient shopping experience for pharmacy, natural foods, high-quality perishables, expanded general merchandise, and outstanding private-label products. We believe that the continued enhancement of the Strategic Growth Plan in 2003 will further improve our competitive price position in selected categories and markets, as we offer even better value to our customers.

Kroger has identified additional opportunities to operate more efficiently. For example, in March, we announced the consolidation of our Michigan and Columbus operations into one division in order to reduce overhead and operating costs. We now expect to exceed the Strategic Growth Plan’s original goal of $500 million in cost savings by the end of 2003.

OPERATING REVIEW

For fiscal 2002, sales increased 3.3% to $51.8 billion. Net earnings for 2002 were $1.52 per diluted share as compared to $1.37 in 2001. The 2001 earnings figure has been adjusted for the elimination of goodwill amortization as required by SFAS No. 142.

During the year, Kroger repurchased $791 million of stock, reduced net total debt by $413 million, and executed a strong capital investment program. The Company opened, acquired, expanded, or relocated 151 food stores and completed 145 remodels. Capital investments for the year totaled $2.0 billion, including a synthetic lease buyout of $192 million and fixed asset acquisitions of $119 million.

At the end of fiscal 2002, Kroger operated (either directly or through its subsidiaries) 2,488 supermarkets and multi-department stores under nearly two dozen banners; 784 convenience stores; 441 fine jewelry stores; 41 manufacturing plants; and 376 supermarket fuel centers.

FIVE KEY STRENGTHS SET KROGER APART

We believe that five key strengths set Kroger apart from our competitors:

•	A high-quality asset base that holds leading market shares in many of the nation’s largest and fastest-growing metro areas;

•	Broad geographic diversity and multiple retail formats that allow Kroger to meet the needs of virtually every customer;

•	A successful track record of competing against supercenters;

•	Outstanding corporate-brand products that have earned industry-leading market share; and

•	A record of strong cash flow from operations, net operating working capital reduction and superior return on assets.

LEADING MARKET SHARE

There is a strong relationship between market share and Return on Assets (ROA): generally the higher Kroger’s market share, the higher our ROA. Kroger’s fundamental operating philosophy is to grow market share in order to increase shareholder value.

Kroger operates in 48 major markets, which we define as a metro area having nine or more Kroger stores. Over 70% of our stores are located in these markets. Kroger holds the #1 or #2 share in 41 of those 48 markets, including 11 of the 15 largest and fastest-growing metro areas. According to our estimates, Kroger’s share increased in 25 of these 48 major markets during fiscal 2002. On a volume-weighted basis, Kroger’s market share was unchanged. In the light of Kroger’s price reductions over the last year, we are pleased with this market share performance.

Kroger’s capital investment program has helped our Company build and maintain strong market shares. Over the past five years, we have invested $8.8 billion in capital projects, including store construction, logistics and technology. Over 45% of our stores have been built or remodeled in the past five years. Significant capital has also been invested in “backstage” assets such as technology, distribution and manufacturing facilities to reduce our costs and working capital, and improve customer service. Since 1995, Kroger has restructured most of our distribution system by closing 44 warehouses and opening 20, a net reduction of 24 warehouses.

We will continue to strengthen Kroger’s store base in 2003. The Company plans to build, relocate or expand 100-110 stores this year. We also plan to complete 160-200 remodels and 100-110 new supermarket fuel centers. Most square footage growth will take place within our 48 major markets.

Continued consolidation among food retailers has provided Kroger with attractive acquisition opportunities. In 2002, Kroger acquired 45 stores, including 18 in Houston and Nashville; seven in Dallas; and 18 in Las Vegas. These acquisitions supported our Strategic Growth Plan by increasing our market share at capital investment levels below the cost of new construction. Since completing the merger with Fred Meyer in 1999, Kroger has acquired more than 200 stores. We believe that such targeted acquisition opportunities will continue to be available in 2003.

GEOGRAPHIC DIVERSITY AND MULTIPLE FORMATS

Kroger’s second key strength is our size, variety of store base, and geographic diversity. These advantages enable us to withstand competitive pressures in multiple markets and manage unusual challenges, such as the current economic situation.

Our primary supermarket format is the combination store which features a full-line food store and pharmacy plus a wide variety of perishables, numerous specialty departments, and an expanded selection of health and beauty care items. Kroger’s combo stores have proven successful in competing against all formats.

Thanks to our broad array of formats, Kroger is in an ideal position to take advantage of growth trends in retailing. For example, our Food 4 Less banner, which ranks as the nation’s second-largest price-impact warehouse format, provides us with exciting opportunities to enter new markets as a price merchant and to deepen our customer reach in markets where we currently operate. Late last year, we introduced the Food 4 Less format into Chicago with the opening of three stores. They are performing well and we plan to open three additional stores in the Chicago area during 2003.

Our Fred Meyer stores, which rank as the third-largest supercenter operation in the United States, offer a broad variety of national brand apparel and general merchandise in addition to a full selection of food, pharmacy and personal care items. We believe that there are attractive opportunities to expand the Fred Meyer format and to add some of its elements to our combo stores, as we have done in the Fry’s Marketplace stores. An additional benefit: Fred Meyer provides our combo stores with the purchasing leverage needed to offer customers a wide range of general merchandise at very competitive prices.

SUCCESS AGAINST SUPERCENTERS

Kroger’s third competitive strength is our record of success against supercenters. Kroger competes against a total of 849 supercenters. Within our 48 major markets, there are 26 in which a supercenter operator has achieved at least a #3 market share position. In 2002, Kroger’s market share increased in 19 of those 26 markets and declined in seven. On a volume-weighted basis, Kroger’s market share improved 0.4% in those 26 markets.

OUTSTANDING CORPORATE BRANDS

Kroger’s strong commitment to corporate brands is our fourth key strength. Our highly profitable manufacturing plants produce approximately 55% of the private-label products sold by Kroger. Kroger’s three-tier corporate brands strategy generates enhanced profit margins. Our “good, better, best” approach enables us to serve a broader customer base than before the merger with Fred Meyer. Kroger brands are guaranteed: Try it, like it, or receive the national brand free.

Kroger corporate brands generated solid results in 2002. At year-end, the market share of our private-label grocery products, in terms of units, increased to approximately 31% company-wide. Private-label grocery share, in terms of dollars, grew to 23.5%. Ten of our Private Selection products have earned the Good Housekeeping Seal, one of the most widely recognized symbols of quality and value in America.

CONSIDERABLE FINANCIAL STRENGTH

Kroger has established a record of success in achieving our key financial goals. We are very pleased with the Company’s progress in reducing debt. At the end of 2002, net total debt was $8.1 billion, a decline of $413 million as compared to the end of 2001. Kroger’s investment-grade debt rating is important to us, and we will continue to execute a financial strategy designed to achieve a mid-BBB rating.

The reduction of net operating working capital is among our top financial priorities. At the end of 2002, net operating working capital totaled $336 million, a reduction of $193 million from a year ago and an improvement of $368 million as compared to the fourth quarter of 1999. The Company continues to make progress toward our goal of reducing net working capital by $500 million from the benchmark announced in the third quarter of 1999.

Kroger’s strong cash flow from operations has enabled us to repurchase shares even as we have reduced debt. Since January 2000, Kroger has invested $2.1 billion to repurchase 101.7 million shares. At year-end, Kroger had $437 million remaining under the $500 million repurchase program authorized in the fourth quarter.

Kroger’s considerable financial strength is an important competitive advantage. We have the financial resources to continue making price investments to build our business under the Strategic Growth Plan, remodel and expand our store base, and increase our market share. As a result, Kroger is well positioned to continue generating strong free cash flow and build shareholder value.

EARNINGS ESTIMATE FOR 2003

Looking ahead to 2003, Kroger management expects a continuation of the weak economy, high unemployment and aggressive competition. It is not clear when consumer confidence will improve. We also expect that health care and pension costs will increase substantially.

In view of these factors, we estimate that Kroger’s earnings per diluted share in 2003 will be $1.63. This estimate includes $0.02 of expense for systems conversions and the consolidation of Kroger’s Michigan and Columbus divisions. Kroger expects identical food-store sales, including fuel sales, to be positive for 2003.

Kroger has established a solid track record of creating value for our shareholders, as compared to our supermarket peer group. As you will see in the accompanying Proxy Statement, the five-year cumulative total return on Kroger stock significantly exceeds the return for our peer group and is only slightly lower than the return for the

Standard & Poor’s 500 Index. Since 1992, the five-year cumulative total return on Kroger stock has outpaced the return for our peer group index in every fiscal year and has exceeded the S&P 500 Index return in nine of those 11 years.

COMMUNITY ACTIVITIES

Kroger recognizes the importance of investing in the communities where our customers and associates live and work. In 2002, the Company contributed nearly $106 million—an average of $2 million per week—to local communities and charitable causes. These contributions provided financial support to thousands of local schools, hunger relief agencies, youth sports teams and other non-profit organizations in communities where the Company operates stores or manufacturing facilities.

In addition, Kroger is one of the nation’s largest retail donors of food for the hungry. Last year, Kroger was named “Retailer of the Year” by America’s Second Harvest, the nation’s largest domestic hunger relief organization. This was the second time in the past three years that Kroger received the award. Kroger donated more than 20 million pounds of product last year to food banks affiliated with America’s Second Harvest. The donation, which was valued at $35 million, ranked among the largest in Kroger’s history. With our support, America’s Second Harvest was able to provide emergency food assistance to more than 23 million hungry Americans.

Each year Kroger recognizes associates who have made outstanding contributions to their communities. We congratulate the winners of The Kroger Co. Community Service Award for 2002.

Erica Gordon, Atlanta Division

Michelle Ferguson, Central Division

Tony Spaeth, Cincinnati Division

Loretta Atencio, City Market

Lauren Mueller, Columbus Division

Elaine Jones, Delta Division

Mary Wilmott, Dillon Stores

Dereke Carr, Food 4 Less

Christopher Lowe, Fred Meyer

Martin Collinsworth, Fry’s

Cindy Shireman, Jay C Food Stores

Ron Lattin & Carol Mulligan, King Soopers

Joshua Winchell, Michigan Division

Benny Renick, Mid-Atlantic Division

Mark Edwards, Mid-South Division

Bonnie Davidson, QFC

Mike Ward, Ralphs

Pete Zisumbo, Smith’s

Steve James & District 10 K.A.R.E. Committee, Southwest Division

Community Service Team, Country Oven Bakery

Tom Ostler, Layton Dairy

Cathy V.E. Yount, Michigan Dairy

Ike Moore, Pontiac Foods

Paulette Agbeno & Margaret Saunders, General Office

BOARD OF DIRECTORS

Richard K. Davidson joined Kroger’s Board of Directors last fall. Mr. Davidson is chairman and chief executive officer of Union Pacific Corporation, based in Omaha, Nebraska. Dr. Susan M. Phillips was elected to the Board in April. Dr. Phillips is Dean of the George Washington University School of Business and Public Management and Professor of Finance. Bruce Karatz retired from the Board after three years of service. We are grateful for his contributions.

PROMOTIONS AND RETIREMENTS

Over the past year, Kroger announced several executive promotions at the corporate and divisional levels.

Robert Zincke was promoted to Senior Vice President of the Company. Mr. Zincke had served for the past 12 years as President of Kroger’s Southwest division. Marnette Perry was promoted to Group Vice President, Perishables Merchandising and Procurement. Ms. Perry previously served as President of Kroger’s Columbus division. Paul Scutt was promoted to Group Vice President of Retail Operations at Kroger’s corporate headquarters. Mr. Scutt had been President of Kroger’s Central division in Indianapolis. Lisa Holsclaw was promoted to President at Central. Ms. Holsclaw had been Vice President of Merchandising at Fry’s. John Bays was promoted to President of Dillon Stores. Prior to that, Mr. Bays had been Vice President of Merchandising in Kroger’s Delta division. Darrell Webb was appointed President of Fred Meyer Stores. Mr. Webb previously served as President of Quality Food Centers (QFC). Donna Giordano was promoted to President of QFC. Ms. Giordano had been Vice President of Sales and Marketing for King Soopers. William Breetz Jr. was promoted to President of our Southwest division. Mr. Breetz had been executive vice president of the division.

On behalf of the entire Company, we extend our thanks and congratulations to two talented executives who retired in the past year. Tom Rech, President of Fry’s, retired in March after 37 years with Kroger. Bob Colvey, President of Dillon Stores, retired in January after 40 years with the Company. We are grateful to Tom and Bob for their important contributions, and we wish them well.

In closing, the implementation of the Strategic Growth Plan required an enormous amount of commitment, planning, and effort by all of our 290,000 associates. We are grateful for their continued support in providing our customers with the best service, selection and value in the industry.

JOSEPH A. PICHLER	DAVID B. DILLON
Chairman and	President and
Chief Executive Officer	Chief Operating Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Cincinnati, Ohio, May 15, 2003

To All Shareholders

of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 26, 2003, at 11 A.M., E.D.T., for the following purposes:

1.	To elect five directors to serve until the annual meeting of shareholders in 2006, and one director to serve until the annual meeting of shareholders in 2004, or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2003;

3.	To act upon a shareholder proposal, if properly presented at the annual meeting; and

4.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 28, 2003 will be entitled to vote at the meeting.

Attendance

Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.kroger.com) at 11 a.m., E.D.T.

By order of the Board of Directors,

Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 15, 2003

The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Innisfree, 501 Madison Avenue, 20th Floor, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $10,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.

Joseph A. Pichler, Steven R. Rogel, and John T. LaMacchia, all of whom are directors of the Company, have been named members of the Proxy Committee.

The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 15, 2003.

As of the close of business on April 28, 2003, the Company’s outstanding voting securities consisted of 754,586,568 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote ‘‘FOR’’ the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.

The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

•	The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

•	Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

•	The affirmative vote of a majority of shares outstanding is required to adopt the shareholder proposal seeking to amend the Company’s Regulations. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS

(ITEM NO. 1)

The Board of Directors, as now authorized, consists of 15 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2006, and one director is to be elected at the annual meeting to serve until the annual meeting in 2004, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2006
Reuben V. Anderson	Mr. Anderson is a member, in the Jackson, Mississippi office, of Phelps Dunbar, a New Orleans law firm. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank; BellSouth Corporation; Mississippi Chemical Corp.; and Burlington Resources Inc. He is chair of the Social Responsibility Committee and a member of the Audit Committee.	60	1991

Richard K. Davidson

Mr. Davidson is Chairman, President and Chief Executive Officer of Union Pacific Corporation. He began his railroad career with the Missouri Pacific in 1960. Mr. Davidson joined Union Pacific Railroad in 1982 when it merged with the Missouri Pacific and the Western Pacific Railroads. He was promoted to Vice President – Operations in 1986 and Executive Vice President in 1989. Mr. Davidson was named Chairman and Chief Executive Officer of the Railroad in September 1991 and Chairman and CEO of the Corporation on January 1, 1997. He is a director of Grupo Ferroviario Mexicano. Mr. Davidson is a member of the Financial Policy Committee.

		61	2002

Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. Prior to that he served as President and Chief Executive Officer of Thomas & Betts Corporation, a manufacturer of electrical and electronic components. He is a director of American Manufacturing, First Service Networks and Mayer Electric. Mr. Moore is a member of the Audit and Financial Policy Committees.	49	1997

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2006

Joseph A. Pichler	Mr. Pichler is Chairman of the Board and Chief Executive Officer of Kroger. He is a director of Milacron Inc. and Federated Department Stores, Inc. Mr. Pichler is chair of the Executive Committee.	63	1983

Steven R. Rogel

Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. Mr. Rogel is a director of Weyerhaeuser Company and Union Pacific Corporation. He is vice chair of the Corporate Governance Committee and a member of the Executive and Financial Policy Committees.

		60	1999

NOMINEE FOR DIRECTOR FOR TERM OF OFFICE CONTINUING UNTIL 2004

Susan M. Phillips

Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business and Public Management, a position she has held since 1998. Previously, she was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Foundation, State Street Research Mutual Funds, National Futures Association, Chicago Board Options Exchange, AACSB—International, and the Cantor Exchange.

		58	2003

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2005
Robert D. Beyer	Mr. Beyer is President of Trust Company of the West, an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is also a member of the Board of Directors of Trust Company of the West, SG Asset Management, and American Restaurant Group, Inc. He is vice chair of the Financial Policy Committee and a member of the Social Responsibility Committee.	43	1999

Name	Professional Occupation (1)	Age	Director Since

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2005
John T. LaMacchia

Mr. LaMacchia is Chairman and Chief Executive Officer, and a director of Tellme Networks, Inc., a provider of voice application networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Broadwing, Inc. (formerly Cincinnati Bell Inc.). From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. CellNet Data Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in connection with the acquisition of the company’s assets and assumption of certain debts by Schlumberger Ltd. Mr. LaMacchia is a director of Tellme Networks, Inc. and Burlington Resources, Inc. He is chair of the Compensation Committee and a member of the Corporate Governance and Executive Committees.

		61	1990
Edward M. Liddy

Mr. Liddy is Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company. Prior to this, he was President and Chief Operating Officer of the Allstate Corporation from 1994-1998 and Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is a director of The Allstate Corporation and 3M Company. He is chair of the Financial Policy Committee and a member of the Corporate Governance Committee.

		57	1996
Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of State Farm Bank, Rayonier Inc., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund, and Trustee of the American Funds Tax Exempt Series I. She is chair of the Audit Committee and vice chair of the Social Responsibility Committee.	68	1992
Bobby S. Shackouls	Mr. Shackouls has been Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He has been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is vice chair of the Audit Committee and a member of the Compensation Committee.	52	1999

Name	Professional Occupation (1)	Age	Director Since

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2004
John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated; Coca Cola Enterprises, Inc.; The Home Depot, Inc.; Powerwave Technologies, Inc.; and Acuity Brands, Inc. He is chair of the Corporate Governance Committee and a member of the Compensation Committee.	68	1986

David B. Dillon	Mr. Dillon was elected President and Chief Operating Officer of Kroger in 2000. He served as President in 1999, and prior thereto as President and Chief Operating Officer since 1995. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation. Mr. Dillon is a member of the Executive Committee.	52	1995

David B. Lewis	Mr. Lewis has been Chairman of the Board and a Director of Lewis & Munday, a Detroit law firm, since 1972. He was also President and Chief Executive Officer of the firm from 1972 to 1982. He is a director of Comerica, Incorporated; Lewis & Thompson Agency, Inc.; and Lakefront Capital Advisors, Inc. Mr. Lewis is a member of the Audit and Social Responsibility Committees.	58	2002

Thomas H. O’Leary	Mr. O’Leary is the retired Chairman of Burlington Resources Inc., a natural resources business. He is a member of the Compensation and Corporate Governance Committees.	69	1977

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS’ COMPENSATION

Each non-employee director currently is paid an annual retainer of $45,000 plus fees of $1,500 for each board meeting and $1,500 for each committee meeting attended. Committee chairs receive an additional annual retainer of $8,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for outside directors at a cost to the Company in 2002 of $108 per director. The Company also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.

In 2002 the Company granted to each of its non-employee directors options to purchase 5,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant. The options vest in equal share amounts on the five annual anniversaries of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of February 1, 2003, the value of each grant of options made in 2002, none of which were exercisable, was $0, as the market value of Kroger stock on that date was less than the option price.

The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 17, 1997. Under that plan, the retirement benefit is the average compensation for the five calendar years preceding retirement. Covered directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for covered directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later. The Board has adopted no retirement plan for directors newly elected after July 17, 1997.

COMMITTEES OF THE BOARD

The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. During 2002, the Audit Committee met seven times, the Compensation Committee met five times, and the Corporate Governance Committee met four times. Committee memberships are shown on pages 9 through 12 of this Proxy Statement. The Audit Committee, composed of independent outside directors, reviews external and internal auditing matters and selects the Company’s independent accountants for ratification by shareholders. The Compensation Committee, consisting of independent outside directors, determines the compensation of the Company’s senior management and administers certain stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met six times in 2002. During 2002, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member.

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company’s annual meeting in June 2004, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company’s executive offices not later than January 16, 2004.

CERTAIN TRANSACTIONS

The law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company that resulted in fees paid to the law firm by the Company in 2002 of $44,397. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive. As of January 1, 2003, Phelps Dunbar no longer provides legal services to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

The following table shows the compensation for the past three years of the Chief Executive Officer and each of the Company’s four most highly compensated executive officers, excluding the Chief Executive Officer (the “named executive officers”):

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
				(1)	(2)	(3)	(4)	(5)
Joseph A. Pichler	2002	$1,284,615	$173,250	$93,271		600,000	$2,246,000	$137,011
Chairman and Chief	2001	$1,225,000	$480,160	$68,341		200,000	$1,465,800	$96,450
Executive Officer	2000	$1,069,231	$865,415	$53,425		360,000	$5,081,250	$75,510

David B. Dillon	2002	$673,846	$71,280	$16,103	$669,685	315,000	$449,200	$24,659
President and Chief	2001	$653,077	$207,762	$15,080	$2,527,000	70,000	$293,160	$22,190
Operating Officer	2000	$592,308	$482,160	$12,865		210,000	$148,500	$19,080

W. Rodney McMullen	2002	$617,462	$59,400	$7,661	$2,611,052	225,000	$449,200	$12,309
Executive Vice President	2001	$598,654	$173,135	$7,225		50,000	$293,160	$11,163
	2000	$546,154	$401,800	$6,209		150,000	$148,500	$9,737

Michael S. Heschel	2002	$560,385	$53,460	$36,986	$955,919	135,000	$449,200	$54,662
Executive Vice President	2001	$544,231	$155,821	$35,495		30,000	$293,160	$50,340
and Chief Information	2000	$500,000	$361,620	$28,104		150,000	$148,500	$39,963
Officer

Don W. McGeorge	2002	$560,385	$53,460	$14,185	$556,419	225,000	$449,200	$20,754
Executive Vice President	2001	$544,231	$155,821	$19,610	$2,527,000	50,000	$293,160	$28,550
	2000	$500,000	$361,620	$14,987		150,000	$148,500	$22,060

(1)	These amounts include reimbursement for the tax effects of the payment of certain premiums on a policy of life insurance.

(2)	Messrs. Dillon, McMullen, Heschel and McGeorge had 144,870, 151,109, 65,281 and 137,281, shares outstanding, respectively, at February 1, 2003. These shares had an aggregate value of $2,186,088, $2,280,235, $985,090 and $2,071,570, respectively, based on the market price of the Company’s common stock on February 1, 2003. The restrictions on 44,870 shares awarded to Mr. Dillon lapse in 2005. The restrictions on shares awarded to Mr. McMullen lapse as to 10,000 shares in 2003 and as to 41,109 shares in 2005. The restrictions on shares awarded to Mr. Heschel lapse as to 8,000 shares in 2003 and as to 37,381 shares in 2005. The restrictions on 37,281 shares awarded to Mr. McGeorge lapse in 2005. The restrictions on 100,000 shares awarded to Mr. Dillon lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) November 30, 2004. The restrictions on 100,000 shares awarded to Mr. McMullen lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) September 27, 2004. The restrictions on 20,000 shares awarded to Mr. Heschel lapse on September 27, 2004. The restrictions on 100,000 shares awarded to Mr. McGeorge lapse on the earlier of (i) the date of a “Qualifying Termination” as defined in his employment contract, and (ii) September 27, 2004. Dividends, as and when declared, are payable on these shares.

(3)	Represents options granted during the respective fiscal year. In 2000, 83% of the options granted vest for equal number of shares in the five succeeding years from the date of grant. The other 17% vest based on the performance of the Company’s common stock. In 2001, half vest over five years, and the remaining half vest based on the performance of the Company’s common stock. These performance based options vest during the first four years from the date of grant only if the Company’s stock price has appreciated 78% from the option price. Thereafter, those options vest if the Company’s stock price has achieved a minimum of a 15% appreciation per annum or 208% appreciation, whichever is less. If not earlier vested, the performance-based options vest nine years and six months after the date of grant. In 2002, these options vest over five years. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights (‘‘SARs’’) were granted in any of the three years presented.

(4)	These amounts represent the value of restricted stock that vested during the period presented, previously reported as Long-Term Compensation Awards. A portion of the amounts earned by Mr. Pichler is based on a 1995 award that attempted to make his total compensation more competitive. All other amounts reflect awards earned because the synergy savings budgeted for the year to be obtained from the Fred Meyer merger were achieved.

(5)	For 2002, these amounts include the Company’s matching contribution under The Kroger Co. Savings Plan in the amounts of $550, $1,100, $1,100, $550, and $0 respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge and reimbursement of certain premiums for policies of life insurance in the amounts of $136,461, $23,559, $11,209, $54,112, and $20,754, respectively, for Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 2002 to the named executive officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted (1)(#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	0%	5%	10%

Joseph A. Pichler	300,000	2.07%	$23.00	5/9/2012	$0	$4,338,430	$10,994,432
	300,000	2.07%	$14.93	12/12/2012	$0	$2,815,876	$7,135,982
David B. Dillon	105,000	0.72%	$23.00	5/9/2012	$0	$1,518,450	$3,848,051
	210,000	1.45%	$14.93	12/12/2012	$0	$1,971,113	$4,995,187
W. Rodney McMullen	75,000	0.52%	$23.00	5/9/2012	$0	$1,084,607	$2,748,608
	150,000	1.03%	$14.93	12/12/2012	$0	$1,407,938	$3,567,991
Michael S. Heschel	45,000	0.31%	$23.00	5/9/2012	$0	$650,764	$1,649,165
	90,000	0.62%	$14.93	12/12/2012	$0	$844,763	$2,140,795
Don W. McGeorge	75,000	0.52%	$23.00	5/9/2012	$0	$1,084,607	$2,748,608
	150,000	1.03%	$14.93	12/12/2012	$0	$1,407,938	$3,567,991

(1)	No SARs were granted or outstanding during the fiscal year. These options vest in equal number of shares on the five annual anniversary dates of the date of grant. The options terminate in 10 years if not earlier exercised or terminated.

The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES

The following table shows information concerning the exercise of stock options during fiscal year 2002 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at F/Y End (1) (#)	Value of Unexercised In-the-Money Options/SARs at F/Y End (1) ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Joseph A. Pichler	115,000	$1,796,525	743,000/1,220,000	$3,432,723/$49,500
David B. Dillon	0	$0	487,000/630,000	$2,467,245/$34,650
W. Rodney McMullen	40,000	$463,300	347,000/448,000	$1,617,963/$24,750
Michael S. Heschel	0	$0	158,000/331,000	$187,466/$14,850
Don W. McGeorge	48,000	$837,960	277,000/439,000	$819,850/$24,750

(1)	No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT

The Company’s compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

•	be competitive in total compensation;

•	include, as part of total compensation, opportunities for equity ownership;

•	use incentives that offer more than competitive compensation when the Company achieves superior results;

•	base incentive payments on adjusted EBITDA (as defined in the incentive plan) (‘‘EBITDA’’) and on sales results.

Accordingly, the Company’s compensation plans include grants of stock options for executive, management, and some hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer’s level within Kroger, and the level of past awards of stock options and restricted stock to the individual.

The 2002 Long-Term Incentive Plan, approved by the shareholders at last year’s Annual Meeting, authorized the issuance of 20,000,000 shares of common stock. During 2002, Kroger granted 14,499,000 stock options to approximately 12,400 employees throughout the Company. The number of options granted was higher than in grants typically made in the past several years. The Committee determined to accelerate the timing of the grant expected in May 2003, to December 2002 for all optionees and to increase the number of shares granted to certain officers and key executives on a one-time basis. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, because of the direct relationship between value received by the optionee and shareholder return.

From time to time, the Company also awards restricted stock as part of equity compensation. These awards typically are made to encourage the achievement of targeted goals, e.g. the cost savings projected from merger synergies; to attract and retain key executives; and to recognize extraordinary performance. This past year the Company made an award of restricted stock to certain officers and key executives on a one time basis in light of their vital role in a challenging operating environment.

The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITDA targets. Actual payouts can exceed these potentials if results exceed the targets. Approximately 50% of total potential cash compensation of the executive officers is based on Company or unit EBITDA and sales performance.

The Committee establishes salaries for executive officers that generally are at or above the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if sales and EBITDA goals are realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. In each of the last several years, the Compensation Committee has engaged a compensation consultant from Mercer Human Resource Consulting, formerly SCA Consulting, Inc., to determine whether the compensation of executive officers actually met this compensation philosophy. Based on surveys and other work of the consultant, the Committee believes that the compensation of the executive officers meets the Committee’s objectives.

The Company’s performance in 2002 is reflected by bonuses paid for all executive officers. Excluding Mr. Covert, executive officers earned 9.9% of their bonus potentials reflecting EBITDA and sales performance that failed to meet targets established at the beginning of the year. Mr. Covert earned 36.9% of his bonus potential, as his bonus plan is based on the performance of the manufacturing group’s operation in addition to the Company’s as a whole.

The compensation of Kroger’s Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler’s variable compensation or bonus for the last fiscal year, which represented 9.9% of his bonus potential, reflects the extent to which the Company achieved the EBITDA and sales targets that were established by the Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company’s performance in the stock market.

Mr. Pichler is party to an employment contract with the Company that is more particularly described elsewhere in the proxy statement under the section entitled “Employment Contracts.” (See p. 22). That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above. The Company also has entered into employment agreements with four other executive officers, David B. Dillon, W. Rodney McMullen, Don W. McGeorge and Michael S. Heschel. These agreements establish minimum compensation at levels in existence on the date of the agreements and are described more fully in the “Employment Contracts” section of this proxy statement.

The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 2002 Long-Term Incentive Plan, under which stock option grants and restricted stock awards were made to the executive officers, complies with the Internal Revenue Service’s regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

Compensation Committee:

John T. LaMacchia, Chair

John L. Clendenin

Thomas H. O’Leary

Bobby S. Shackouls

P E R F O R M A N C E    G R A P H S

Set forth below are line graphs comparing the five-year and ten-year cumulative total shareholder return on the Company’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Peer Group composed of major food companies:

Prior to fiscal year 1999, the Company’s fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company’s fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.

*	Total assumes $100 invested on December 28, 1997, in The Kroger Co., S&P 500 Index, and major food companies (the “Peer Group”), with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., American Stores Company, Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., and Winn-Dixie Stores, Inc. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson’s, Inc. on June 23, 1999. As a result, Giant Food and American Stores are excluded from the performance graph beginning with the year of their acquisition.

The Company’s peer group is composed of major food companies with which the Company competes.

Prior to fiscal year 1999, the Company’s fiscal year ended on the Saturday closest to December 31. Beginning in 1999, the Company’s fiscal year ends on the Saturday closest to January 31. Performance for 1999 includes the 28-day transition period resulting from the fiscal year change.

*	Total assumes $100 invested on January 3, 1993, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., American Stores Company, Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc. The Vons Companies, Inc. was acquired by Safeway Inc. on June 16, 1997. Giant Food Inc. was acquired by Koninklijke Ahold N.V. on December 14, 1998. American Stores Company was acquired by Albertson’s, Inc. on June 23, 1999. As a result, Vons, Giant Food and American Stores are excluded from the performance graph beginning with the year of their acquisition.

The Company’s peer group is composed of major food companies with which the Company competes.

Neither the foregoing Compensation Committee Report nor the foregoing Performance Graphs will be deemed incorporated by reference into any other filing, absent an express reference thereto.

COMPENSATION PURSUANT TO PLANS

The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN

The Company adopted The Kroger Co. Employee Protection Plan (‘‘KEPP’’) during fiscal 1988 and renewed the plan in 1993, in 1998 and in 2003. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company-paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2008 unless renewed by the Board of Directors.

PENSION PLAN

The Company maintains The Kroger Consolidated Retirement Benefit Plan (the ‘‘Plan’’) that is the surviving defined benefit plan upon the merger of its other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula covering most participants under which the Company credits five percent of eligible compensation (up to the limit provided under the Internal Revenue Code) with interest, to the accounts of recent and future participants. For some participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1 1/2% times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving Excess Benefit Plan upon the merger of its other excess benefit plans. The following table gives an example of annual retirement benefits payable on a straight-life basis under the Plans applicable to the named executive officers.

	Years of Service
Five Year Average Remuneration	15	20	25	30	35	40
$ 150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

Remuneration earned by Messrs. Pichler, Dillon, McMullen, Heschel, and McGeorge in 2002, which was covered by the Plans, was $1,764,775, $881,608, $790,506, $716,206, and $716,206, respectively. As of February 1, 2003, they had 22, 27, 17, 11 and 23 years of credited service, respectively, under the Plans’ formulas.

DILLON PROFIT SHARING PLAN

Dillon Companies, Inc. maintains the Dillon Employees’ Profit Sharing Plan. Joseph A. Pichler and David B. Dillon, respectively, have seven and 20 years of credited service in the Profit Sharing Plan, but no further service will be accrued for them under this plan.

Under the Profit Sharing Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee’s total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. Benefits payable under the Dillon Profit Sharing Plan reduce amounts otherwise payable to participants under the Dillon Pension Plan formula described on the preceding page.

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS

The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler’s employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler’s salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler’s termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement, and to continue to provide health care coverage for Mr. Pichler, his spouse, and his dependents. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

The Company entered into an employment agreement with Mr. Dillon dated as of November 30, 2001. During the five-year period of the agreement, the Company agrees to pay Mr. Dillon no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. Dillon’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. Dillon will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Dillon’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. McMullen dated as of April 22, 2002. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McMullen no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McMullen’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McMullen will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. McMullen’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. McGeorge dated as of November 30, 2001. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. McGeorge no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. McGeorge’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. McGeorge will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under Kroger’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. McGeorge’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an employment agreement with Mr. Heschel dated as of June 7, 2002. Through the September 27, 2004 termination date of the agreement, the Company agrees to pay Mr. Heschel no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. Mr. Heschel also will receive an additional fifteen years of credited service under the Company’s pension plan. In the event that Mr. Heschel’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, the Company will waive its right to offset Mr. Heschel’s pension benefits by the amount of his pension benefits from other employers. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Heschel’s employment agreement contains a covenant not to compete with the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 10, 2003, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company’s common stock as follows:

Name	Amount and Nature of Beneficial Ownership
Reuben V. Anderson	38,800	(1)
Robert D. Beyer	6,412	(2)
John L. Clendenin	38,800	(3)
Richard K. Davidson	2,000
David B. Dillon	1,281,354	(4)(5)(6)
Michael S. Heschel	317,967	(4)(6)
John T. LaMacchia	43,800	(1)
David B. Lewis	1,500
Edward M. Liddy	28,400	(7)
Don W. McGeorge	551,707	(4)(6)(8)
W. Rodney McMullen	713,180	(4)(6)
Clyde R. Moore	15,800	(3)
Thomas H. O’Leary	38,800	(1)
Katherine D. Ortega	41,156	(1)
Susan M. Phillips	0	(9)
Joseph A. Pichler	1,935,354	(4)(6)(10)
Steven R. Rogel	18,628	(2)
Bobby S. Shackouls	5,600	(2)
Directors and Executive Officers as a group (including those named above)	7,911,673(4)(6)(11)(12)
(1)	This amount includes 34,800 shares that represent options exercisable on or before May 9, 2003.

(2)	This amount includes 3,600 shares that represent options exercisable on or before May 9, 2003.

(3)	This amount includes 10,800 shares that represent options exercisable on or before May 9, 2003.

(4)	This amount includes shares that represent options exercisable on or before May 9, 2003, in the following amounts: Mr. Dillon, 483,000; Mr. Heschel, 193,500; Mr. McGeorge, 316,500; Mr. McMullen, 368,000; Mr. Pichler, 788,000; and all directors and executive officers as a group, 4,264,132.

(5)	This amount includes 223,600 shares owned by Mr. Dillon’s wife and children, and 54,024 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(6)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(7)	This amount includes 18,800 shares that represent options exercisable on or before May 9, 2003.

(8)	This amount includes 10,063 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(9)	Dr. Phillips was elected to the Board on April 10, 2003.

(10)	This amount includes 32,425 shares owned by Mr. Pichler’s wife and children. Mr. Pichler disclaims beneficial ownership of these shares.

(11)	The figure shown includes an aggregate of 36,475 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(12)	No director or officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 1% of the common stock of the Company.

As of March 10, 2003, the following persons reported beneficial ownership of the Company’s common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class

The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	67,578,622	(1)	8.9%

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 2002 all filing requirements applicable to its officers, directors and ten percent beneficial owners were timely satisfied, with four exceptions. Mr. Michael Donnelly filed a Form 4 reporting the disposition of 2,012 shares representing payment of taxes on a restricted stock release that inadvertently was not reported on a prior Form 4 during 2002. Mr. Donnelly also filed a Form 5 reporting the disposition of 10,814 shares, that inadvertently was not reported on a prior Form 4 during 2002. Mr. Robert Zincke filed a Form 5 reporting the acquisition of 10,000 stock options that inadvertently was not reported on a prior Form 4 during 2002. Mr. Paul Scutt filed a Form 5 reporting additional stock holdings in the amount of 11,800 that inadvertently was not reported on his Form 3.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting and accounting practices on behalf of the Board of Directors. The Audit Committee performs this work under the guidance of a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2003. The complete text of the revised charter is reproduced in the appendix to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that is necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held seven meetings during fiscal year 2002. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer. Following these separate discussions, the Audit Committee meets in executive session.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent public accountants, PricewaterhouseCoopers LLP. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, ‘‘Communication With Audit Committees.’’

With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Audit Committee has reviewed and approved all management consulting services provided to the Company by PricewaterhouseCoopers LLP. The Company’s independent public accountants did not perform any internal audit service or participate in the design or implementation of any financial information system.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 1, 2003, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

Katherine D. Ortega, Chair

Bobby S. Shackouls, Vice Chair

Reuben V. Anderson

David B. Lewis

Clyde R. Moore

Neither the foregoing Audit Committee Report nor the attached Audit Committee charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

SELECTION OF AUDITORS

(ITEM NO. 2)

The Audit Committee of the Board of Directors, on April 11, 2003, appointed the firm of PricewaterhouseCoopers LLP as Company auditors for 2003, subject to ratification by shareholders. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:

“RESOLVED, That the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as Company auditors for 2003 be, and it hereby is, ratified.”

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

Disclosure Of Auditor Fees

The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP during each of the fiscal years ended February 1, 2003 and February 2, 2002:

	Fiscal 2002	Fiscal 2001
Audit Fees	$1,269,524	$1,723,240
Audit Related Fees	577,293	935,658
Tax Fees	695,564	464,798
Financial Information Systems Design and Implementation Fees	0	0
All Other Fees	33,000	0

Total	$2,575,381	$3,123,696

Audit Fees for the years ended February 1, 2003 and February 2, 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC.

Audit Related Fees for the years ended February 1, 2003 and February 2, 2002, respectively, were for assurance and related services pertaining to employee benefit plan audits, captive insurance company audits, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended February 1, 2003 and February 2, 2002, respectively, were for services related to tax compliance, including the preparation of claims for refund; and tax planning and tax advice, including assistance with representation in tax audits and appeals, tax services for employee benefit plans and requests for rulings or technical advice from tax authorities.

All Other Fees for the years ended February 1, 2003 and February 2, 2002, respectively, were for any services not included in the other referenced categories.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On April 11, 2003, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of 2003 that are related to the audit of the Company or involve the audit itself. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP in 2002 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

SHAREHOLDER PROPOSAL

(ITEM NO. 3)

The Company has been notified by the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, the beneficial owner of 196,969 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

RESOLVED, that the shareholders of The Kroger Co. (“Kroger” or the “Company”), pursuant to Title XVII, section 1701.11 of the Ohio Revised Code and article VII of the bylaws, hereby amend the bylaws to add the following:

“ARTICLE VIII MAJORITY VOTES ON SHAREHOLDER PROPOSALS

If a proposal (the “Proposal”) submitted by a shareholder for a vote at a meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission receives a majority of the votes cast (a “Majority Vote”), and the Board of Directors (the “Board”) does not take the action requested in the Proposal (or, in the case of a Proposal seeking a charter amendment, does not resolve to submit such amendment to shareholders, and recommend in favor of its approval, at the next shareholders’ meeting) within 180 days of the meeting at which the vote was obtained, then:

(a)	The Board shall constitute a “Majority Vote Shareholder Committee” (the “Committee”) composed of the proponent of the Proposal and other shareholders that indicate to the Company an interest in participating in the Committee;

(b)	The purpose of the Committee will be to communicate with the Board regarding the subject matter of the Proposal; the Committee will not be authorized to act on behalf of the Board or to compel the Board to take action, and will not interfere with the Board’s authority to manage the business and affairs of the company; and

(c)	The independent members of the Board shall meet with the Committee no fewer than two times between the date on which the Committee is constituted and the next annual meeting of shareholders.

The Board may abolish the Committee if (i) the Board takes the action requested in the Proposal; or (ii) the Proposal’s proponent notifies the Board that it does not object to abolition of the Committee.”

SUPPORTING STATEMENT

In 1999, 2000, 2001 and 2002, a majority of Company shareholders voting on the matter supported a shareholder proposal seeking declassification of the Company’s board of directors. In a letter to the Council of Institutional Investors dated August 22, 2002, Kroger suggests that the proposal’s proponent should “directly” effectuate the declassification, which is contained in the regulations. However, as Kroger should be aware, shareholder approval of such an amendment would be far more likely if the board proposed and recommended in favor of it, rather than requiring the proponent to undertake a binding shareholder proposal or independent solicitation which the board could oppose using company funds.

The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the independent directors. This proposal does not aim to supplant the board’s decisionmaking power, but to improve that decisionmaking by ensuring that shareholders’ viewpoints are fully presented to the independent directors.

We urge shareholders to vote FOR this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proposal seeks to amend the Company’s regulations to require the creation of a shareholder committee to meet with the independent directors in the event that a shareholder proposal is adopted by the shareholders but is not implemented by the Board of Directors.

New York Stock Exchange Proposed Rules.    The NYSE has submitted to the SEC for approval rules that would impose new corporate governance and other obligations on listed companies, including Kroger. Those obligations include meetings of all non-management directors at regularly scheduled executive sessions, excluding all members of management. Kroger’s non-management directors currently meet separately in executive session at each Board meeting. The NYSE proposed rules also require listed companies to provide a method for all interested parties to communicate directly with the non-management directors. The shareholder proposal, if adopted, would create a formal committee to meet with the directors. Therefore, this would create an additional process that will duplicate one that already will be mandated in substance upon adoption of the NYSE proposed rules. In the event the NYSE rules are revised prior to adoption, implementation of the shareholder proposal could conflict with the requirements of the NYSE rules. It is therefore advisable to await guidance on this issue from the NYSE and the SEC before taking any further action.

Expense.    Additional formal committee meetings, as opposed to communications contemplated by the NYSE’s proposed rules, will cause the Company to incur additional expense. The Company currently has thirteen non-management directors, each of whom receives $1,500 per Board meeting attended and $1,500 per committee meeting attended, in addition to reimbursement of travel and other out of pocket expenses. Each committee chairperson also receives a special annual retainer of $8,000. If the proposal is adopted, the Company will incur unnecessary additional expenses.

Time.    The creation of a formal committee to meet and discuss shareholder proposals with the independent directors will take time that otherwise could be devoted by those directors to the business and affairs of the Company.

Special Interests.     The special shareholder committee that would be established if the shareholder proposal is adopted purports to represent the interests of the shareholders, but its members may not represent the interests of the shareholders at large. A shareholder proposal is adopted by a majority of the votes cast at a shareholder meeting. Due to abstentions and shares not voted such adoption can, and often does, represent a minority of the voting power of a company. The only legitimate representatives of shareholders are the lawfully elected Board of Directors.

Kroger has a long history of open communication with shareholders (including those who submit shareholder proposals), employees and customers on matters relevant to the operation of Kroger’s business. Amendment of the Company’s regulations to provide for a formal committee will do nothing more than that which already voluntarily is provided by the Company (and will be mandated if the NYSE rules are adopted in substantially the form as proposed)—a mechanism by which shareholders can express their views to the Board.

For all of the foregoing reasons, the Board of Directors believes that adoption of the shareholder resolution is unnecessary, and the Board recommends a vote against the proposal.

SHAREHOLDER PROPOSALS — 2004 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company’s proxy material relating to the Company’s annual meeting in June 2004 should be addressed to the Secretary of the Company and must be received at the Company’s executive offices not later than January 16, 2004. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2004 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before March 31, 2004.

Attached to this Proxy Statement is the Company’s 2002 Annual Report which includes a brief description of the Company’s business indicating its general scope and nature during 2002, together with the audited financial information contained in the Company’s 2002 report to the Securities and Exchange Commission on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. The Company’s SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,

Paul W. Heldman, Secretary

Appendix

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of the report that SEC rules require be included in the Company’s annual proxy statement. Consistent with this objective, the Audit Committee shall, following consultation with management, including counsel to the Company and the Vice President of Auditing and the Company’s independent auditors, undertake on behalf of the full Board of Directors the reviews specified herein and regularly report on the reviews to Kroger’s Board of Directors.

II.	Composition

The Audit Committee shall be comprised of three or more directors, as determinded by the Board of Directors, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee. Audit Committee members should not serve on the audit committee of more than three public companies.

All members of the Audit Committee shall have a working knowledge of financial and accounting practices, and the chair of the Audit Committee must have accounting or related financial management expertise.

All members of the Audit Committee shall comply with all requirements of the NYSE, SEC and all other applicable regulatory authorities.

III.	Meetings

The Audit Committee shall meet at least four times each year, or more frequently as circumstances dictate. To foster open communications, the Audit Committee will meet separately and at least quarterly with management, the independent auditors and the Vice President of Auditing to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV.	Responsibilities And Duties

The Audit Committee shall:

1.	Review and assess, annually or more fequently as circumstances dictate, the adequacy of this Charter. Make recommendations to the Board of Directors to amend this Charter.

2.	Review and discuss with management and the independent auditors the Company’s annual financial statements, including the disclosures under “Manangement’s Discussion and Analysis of Financial Condition and Results of Operations,” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

3.	Discuss with management and the independent auditors the quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

4.	Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company’s management or independent auditors.

5.	Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements and brought to the attention of the Audit Committee by the Company’s management or independent auditors.

6.	Review the performance of the independent auditors. The Audit Committee has the authority and responsibility to select; evaluate; compensate; and, where appropriate, replace the independent auditors subject to ratification by the shareowners. The independent auditors are ultimately accountable to the Audit Committee for such auditor’s review of the financial statements and controls of the Company. The independent auditors will not perform any internal audit service or design or implement any financial information system.

7.	Review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard No. 1, regarding relationships and services, which may affect the independence of the independent auditors.

8.	Obtain and review an annual written statement, prepared by the independent auditors, describing: their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

9.	In consultation with management, the independent auditors and the internal auditors will review the reliability and integrity of the Company’s financial accounting policies and financial reporting processes and disclosure practices.

10.	Discuss with management the major areas of risk exposure and management’s efforts to monitor and control such exposure.

11.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

12.	Review annually the audit plans of both the internal auditor and the independent auditor.

13.	Review periodically any material audit findings and management’s responses.

14.	Review with the Company’s counsel any legal matter that could have a significant effect on the Company.

15.	Approve in advance all audit and non-audit services to be performed by the independent auditors.

16.	Establish procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

The Audit Committee will consider any matters and issues that affect the safeguarding of assets, accuracy of financial statements and welfare of The Kroger Co. All employees are directed to cooperate as requested by members of the Audit Committee in their investigation. If circumstances warrant, the Audit Committee shall retain at the Company’s expense independent counsel, accountants or others for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate.

2002 Annual Report

FINANCIAL REPORT 2002

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. As discussed in Note 5 to the Consolidated Financial Statements, the Company changed its application of the LIFO method of accounting for certain store inventories as of February 3, 2002. As discussed in Note 20 to the Consolidated Financial Statements, the Company also adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, and Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003. As discussed in Note 10 to the Consolidated Financial Statements, the Company adopted the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, as of February 4, 2001. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process. The policies and procedures are updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company’s financial statements, PricewaterhouseCoopers LLP completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor’s and PricewaterhouseCoopers LLP’s recommendations concerning the Company’s system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of February 1, 2003, the Company’s system of internal control is adequate to accomplish the objectives discussed herein.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company’s code of corporate conduct which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

Joseph A. Pichler	J. Michael Schlotman
Chairman of the Board and	Group Vice President and
Chief Executive Officer	Chief Financial Officer

THE COMPANY

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 1, 2003, the Company was one of the largest grocery retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 290,000 full and part-time employees. The principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is (513) 762-4000. The Company maintains a web site (www.kroger.com) which includes additional information about the Company. We make available through our web site, free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, including amendments thereto. These forms are available as soon as reasonably practicable after we file them electronically with the SEC.

STORES

As of February 1, 2003 the Company, directly or through subsidiaries, operated 2,488 supermarkets, approximately 30% of which were owned. As of February 1, 2003, 376 of these supermarkets had fuel centers. The Company’s current growth strategy emphasizes self-development and ownership of store real estate. Supermarkets generally are operated under one of the Company’s three formats: combination food and drug stores (“combo stores”); multi-department stores; or price impact warehouse stores. The combo stores are the Company’s primary food store format. They are able to earn a return above the Company’s cost of capital by typically drawing customers from a 2 – 2 ½ mile radius. The Company believes this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including “whole health” sections, pharmacies, general merchandise, pet centers and world class perishables such as fresh seafood and organic produce. The Company operates stores under several banners that have strong local ties and brand equity.

In addition to supermarkets, the Company, directly or through subsidiaries, operated 784 convenience stores and 441 fine jewelry stores. Our subsidiaries operated 687 of the convenience stores while 97 were operated through franchise agreements. Approximately 40% of the convenience stores operated by our subsidiaries were owned. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

MERCHANDISING AND MANUFACTURING

Corporate brand products play an important role in the Company’s merchandising strategy. Supermarket divisions typically stock approximately 7,800 private label items. The Company’s corporate brand products are produced and sold in three quality “tiers.” Private Selection is the premium quality brand designed to meet or beat the “gourmet” or “upscale” national or regional brands. The “banner brand” (Kroger, Ralphs, King Soopers, etc.), which represents the majority of our private label items, is designed to be equal to or better than the national brand and carries the “Try It, Like It, or Get the National Brand Free” guarantee. FMV (For Maximum Value) is the value brand, designed to deliver good quality at a very affordable price.

Approximately 55% of the corporate brand units sold are produced in the Company’s manufacturing plants; the remaining corporate brand items are produced to strict Company specifications by outside manufacturers. Management performs a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of February 1, 2003, the Company operated 41 manufacturing plants. These plants consisted of 15 dairies, 11 deli or bakery plants, five grocery product plants, two ice cream plants, three beverage plants, three meat plants and two cheese plants.

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	February 1, 2003 (52 weeks)	February 2, 2002 (52 weeks)		February 3, 2001 (53 weeks)		January 29, 2000 (52 weeks)	January 2, 1999 (53 weeks)
	(In millions, except per share amounts)
Sales	$51,760	$50,098		$49,000		$45,352	$43,082
Gross profit	13,950	13,700		13,196		12,036	11,019
Earnings before extraordinary loss and cumulative effect of accounting change	1,233	1,043		880		623	504
Extraordinary loss (A)	(12)	—		(3)		(10)	(257)
Cumulative effect of accounting change (B)	(16)	—		—		—	—
Net earnings	1,205	1,043		877		613	247
Diluted earnings per share:
Earnings before extraordinary loss	1.56	1.26		1.04		0.73	0.59
Extraordinary loss (A)	(0.02)	—		—		(0.01)	(0.30)
Cumulative effect of accounting change (B)	(0.02)	—		—		—	—
Net earnings	1.52	1.26		1.04		0.72	0.29
Total assets	20,102	19,069		18,179		17,846	16,604
Long-term obligations, including obligations under capital leases	10,644	10,082		9,708		9,848	9,307
Shareowners’ equity	3,850	3,502		3,089		2,678	1,927
Cash dividends per common share	—	(C	)	(C	)	(C )	(C )

(A)	Amounts are net of tax. The losses related to premiums paid to retire early certain indebtedness and the write-off of related deferred financing costs.

(B)	Amounts are net of tax. Refer to Notes 6 and 20 to the Consolidated Financial Statements.

(C)	During the fiscal years ended February 2, 2002, and prior, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated. However, no cash dividends were declared in fiscal 2002.

COMMON STOCK PRICE RANGE

	2002		2001
Quarter	High	Low	High	Low

1st	$23.81	$20.25	$25.85	$21.16
2nd	$23.05	$17.53	$27.03	$23.10
3rd	$20.75	$11.00	$27.66	$22.70
4th	$16.60	$13.08	$25.94	$19.60

The number of shareowners of record of common stock as of April 23, 2003, was 52,920.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under the Company’s existing stock option plans.

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	70,466,115(1)	$16.6589	14,123,888

Equity compensation plans not approved by security holders	20,500	$5.6006	0

Total	70,486,615(1)	$16.6557	14,123,888

(1)	This amount includes 4,328,740 warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

The securities to be issued under plans not approved by shareholders related to options issued under the Company’s 1987 Stock Option Plan and 1988 Stock Option Plan. These plans provided for the issuance of nonqualified stock options and restricted stock to employees of the Company. Both plans expired 10 years after adoption. Although outstanding options continue to be exercisable in accordance with their terms, no additional options may be issued from those plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 2002 compared to 2001 and 2001 compared to 2000. However, 2002 results are not directly comparable to 2001 results and 2001 results are not directly comparable to 2000 results due to a 53-week year in 2000 and the effects of acquisitions in all years presented.

Sales

Total sales were $51.8 billion, $50.1 billion and $49.0 billion, for 2002, 2001 and 2000, respectively. These sales represented annual increases of 3.3% in 2002 and 2.2% in 2001. Excluding $919 million of sales to adjust for the estimated effect of a 53rd week of sales in 2000, the annual increase in 2001 would have been 4.2%.

Total food store sales were $49.3 billion, $47.7 billion, and $46.5 billion, for 2002, 2001 and 2000, respectively. Fiscal 2000 results include approximately $877 million of sales from a 53rd week in 2000. The differences between total sales and total food store sales primarily related to sales at our convenience store and jewelry store divisions, as well as to sales by our manufacturing plants to outside firms.

We define a food store as an identical store in the quarter after the store has been in operation and has not been expanded or relocated for four full quarters. Identical food store sales, as used to calculate each respective year’s percent change in identical food store sales, were $46.0 billion and $44.3 billion for 2002 and 2001, respectively. Identical food store sales were flat in 2002 compared to 2001 and increased 0.9% in 2001 over 2000. We define a food store as a comparable store in the quarter after the store has been in operation for four full quarters including expansions and relocations. Comparable food store sales, as used to calculate each respective year’s percent change in comparable food store sales, were $47.4 billion and $45.7 billion for 2002 and 2001, respectively. Comparable food store sales increased 0.8% in 2002 over 2001 and increased 1.5% in 2001 over 2000. Identical and comparable food store sales exclude the estimated effect of a 53rd week of sales in 2000. The differences between total food store sales, adjusted for the 53rd week in 2000, and identical food store sales were primarily due to the increases in food store square footage as discussed below in “Capital Expenditures.”

The increase in the percent of total sales attributable to sales at supermarket fuel centers has significantly impacted our results. At the end of 2002, we operated 376 supermarket fuel centers compared to 227 and 77 supermarket fuel centers at the end of 2001 and 2000, respectively. Excluding sales at supermarket fuel centers, identical food store sales decreased 0.7% in 2002 compared to 2001 and increased 0.4% in 2001 over 2000. On the same basis, comparable food store sales were flat in 2002 compared to 2001 and increased 0.9% in 2001 over 2000.

Our sales in 2002 were also affected by deflation in various commodity groups, the weak economy, war fears, increased competition and the results of our Strategic Growth Plan (“Plan”). The estimated impact of inflation and deflation is described below in “Impact of Inflation.” We believe the effects of the weak economy and increased competition partially offset the benefits from Kroger’s price reductions associated with the Plan in 2002.

Gross Profit

Our gross profit rates were 26.95%, 27.35% and 26.93% in 2002, 2001 and 2000, respectively. We recorded a Last-In, First-Out (“LIFO”) credit of $50 million in 2002 compared to a LIFO charge of $23 million in 2001 and a LIFO credit of $6 million in 2000. Excluding these LIFO credits and charges, our gross profit rates were 26.85%, 27.39% and 26.92% in 2002, 2001 and 2000, respectively. These rates reflect our investment in lower retail prices as part of the Plan in 2002. The effect of our investment in the Plan was partially offset by decreases in product costs due to consolidated purchasing activities. The increase in our gross profit rate in 2001 versus 2000 partially resulted from similar decreases in product costs. Improved private label sales and manufacturing plant results also increased our gross profit rates in both 2002 and 2001. The increase in the percent of total sales from supermarket fuel centers in 2002 versus 2001 reduced the gross profit rate by approximately 17 basis points in 2002 versus 2001 and by approximately 15 basis points in 2001 versus 2000. Supermarket fuel center sales have a negative impact on our overall gross profit rate due to the relatively low gross profit rate on fuel sales. Some significant items recorded as merchandise costs in 2002, 2001 and 2000, further affected our gross profit rates. These items are described below in “Significant Items.”

Operating, General and Administrative Expenses

Operating, general and administrative (“OG&A”) expenses, which consist primarily of employee related costs such as wages, health care benefit costs and retirement plan costs, as a percent of sales were 18.58%, 18.93% and 18.68% in 2002, 2001 and 2000, respectively. The increase in the percent of total sales from supermarket fuel centers in 2002 versus 2001 reduced our overall OG&A expense rate by approximately 11 points in 2002 versus 2001 and by approximately 10 basis points in 2001 versus 2000. Supermarket fuel center sales have a positive impact on our overall OG&A expense rate due to the relatively low overhead costs associated with fuel sales. A portion of the decrease in our OG&A expense rate in 2002 versus 2001 was due to the successful cost reduction and productivity initiatives associated with the Strategic Growth Plan that we announced in December 2001. Our OG&A rates declined in 2002 despite increases in our health care benefit costs, pension costs and credit card fees. Health care benefits costs, pension costs and credit card fees, as a percent of sales, increased approximately 15 basis points, nine basis points and five basis points, respectively, in 2002 versus 2001. The increase in our OG&A rate in 2001 versus 2000 was also due to higher health care benefit costs and credit card fees. Additionally, utility costs increased as a percent of sales in 2001 versus 2000. Some significant items recorded as operating, general and administrative expense in 2002, 2001 and 2000 further affected our rates. These items are described below in “Significant Items.”

Rent Expense

Rent expense, as a percent of sales, was 1.27%, 1.30% and 1.32% in 2002, 2001 and 2000, respectively. The decreases in these rates reflect the emphasis our current growth strategy places on ownership of real estate.

Depreciation Expense

Depreciation expense totaled $1,087 million, $973 million and $907 million in 2002, 2001 and 2000, respectively. The increases in depreciation expense primarily were due to Kroger’s capital investment program and the emphasis on ownership of real estate.

Goodwill Amortization

In 2001 and 2000, goodwill amortization expense totaled $103 million and $101 million, respectively. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, which became effective for Kroger on February 3, 2002, goodwill was not amortized in 2002. Refer to “Critical Accounting Policies” for a discussion of Kroger’s annual evaluation of the carrying amount of goodwill.

Interest Expense

Net interest expense totaled $600 million, $648 million and $675 million in 2002, 2001 and 2000, respectively. These decreases resulted from lower interest rates on our floating-rate debt in 2002 versus 2001 and in 2001 versus 2000. Net interest expense also decreased in 2002 due to an overall reduction of outstanding debt in 2002 versus 2001.

Income Taxes

Our effective income tax rate was 37.5%, 39.1% and 41.6% in 2002, 2001 and 2000. The effective income tax rates differ from the expected statutory rate primarily because of the effect of state taxes. The effective rate for 2002 also differs from the effective rate for 2001 and 2000 due to the elimination of the amortization of goodwill in 2002. The effective rate for 2000 was also affected by the write-off of non-deductible goodwill in 2000.

Net Earnings

Net earnings totaled $1.2 billion, or $1.52 per diluted share, in 2002. These results represent an increase of approximately 20.6% over net earnings of $1.26 per diluted share for 2001. As described above, goodwill amortization expense totaled $103 million, pre-tax, in 2001, but goodwill was not amortized in 2002. Adjusting 2001 results to eliminate the amortization of goodwill and its tax effect, as illustrated in Note 6 to the Consolidated Financial Statements, net earnings would have been $1.37 per diluted share, in 2001. On this basis, net earnings of $1.52 per diluted share for 2002 represent an increase of approximately 10.9% over net earnings of $1.37 per diluted share for 2001.

Net earnings of $1.26 per diluted share for 2001 represent an increase of approximately 21.2% over net earnings of $1.04 per diluted share for 2000. Adjusting results in both years to eliminate the amortization of goodwill and its tax effect, as illustrated in Note 6 to the Consolidated Financial Statements, net earnings would have been $1.37 per diluted share in 2001, an increase of 19.1% over net earnings of $1.15 per diluted share in 2000.

SIGNIFICANT ITEMS

The following table summarizes items that significantly affected Kroger’s financial results during 2002, 2001 and 2000. These items include asset impairment charges, restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Earnings. The items also include other charges and credits that were recorded as components of merchandise costs and operating, general and administrative expense. The items totaled $87 million, $174 million and $250 million of net, after-tax expense in 2002, 2001 and 2000, respectively.

	2002	2001	2000
	(In millions except per share amounts)
Significant items in merchandise costs
Costs related to mergers	$2	$12	$37
Item-cost conversion	91	—	—
Adoption of EITF Issue No. 02-16	28	—	—
Adoption of EITF Issue No. 02-16—LIFO effect	(28)	—	—

Total in merchandise costs	93	12	37
Significant items in operating, general and administrative expense
Costs related to mergers	22	37	41
Lease liabilities—store closing plans	—	20	67
Excess energy purchase commitments	(19)	83	—

Total in operating, general and administrative expense	3	140	108
Asset impairment charges	—	91	191
Restructuring charges	15	37	—
Merger-related costs	1	4	15

Total pre-tax effect of significant items	112	284	351
Income tax benefit (1)	(41)	(110)	(101)

After-tax effect of significant items	71	174	250
Cumulative effect of an accounting change, net of tax	16	—	—

Total after-tax expense	$87	$174	$250

Diluted shares	791	825	846
Approximate diluted per share effect	$0.11	$0.21	$0.30

(1)	Income tax benefits are affected by the non-deductibility of certain items.

Significant Items In Merchandise Costs and In Operating, General and Administrative Expense

Costs related to mergers

Costs related to mergers included expenses recognized as a consequence of the continued integration of the Company’s divisions. Integration primarily resulted from the Company’s merger with Fred Meyer. These expenses primarily related to severance agreements, enterprise system and banner conversions, and inventory write-downs.

Item-cost conversion

In 1998, prior to the merger with Fred Meyer, we changed our application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method. The change improved the accuracy of product cost calculations by eliminating the averaging and estimation inherent in the retail method.

During the fourth quarter of 2002, we adopted the item-cost method for the former Fred Meyer divisions. The cumulative effect of this change on periods prior to February 3, 2002, cannot be determined. The effect of the change on the February 3, 2002 inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended May 25, 2002. This change increased merchandise costs by $91 million and reduced net earnings by $57 million. We did not calculate the pro forma effect on prior periods because cost information for these periods was not determinable. The item-cost method did not have a material effect on earnings subsequent to its adoption on February 3, 2002.

Adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16

As described below in “Recently Issued Accounting Standards,” we adopted EITF Issue No. 02-16 during the fourth quarter of 2002. This issue addresses the method by which retailers account for vendor allowances. As a result, we recorded a pre-tax charge of $28 million. This expense was offset by a corresponding pre-tax LIFO credit of $28 million.

Lease liabilities—store closing plans

In 2001 and 2000, we recorded pre-tax expenses of $20 million and $67 million, respectively, for the present value of lease liabilities related to store closings. Sales at stores considered in these charges totaled $186 million, $236 million and $377 million in 2002, 2001 and 2000, respectively. Net operating income or loss from these stores cannot be determined on a separately identifiable basis. These liabilities were the result of two distinct, formalized plans that coordinated the closings of several locations over relatively short periods of time. The liabilities pertained primarily to stores acquired in the Fred Meyer merger, or to stores operated prior to the merger that were in close proximity to stores acquired in the merger, that were identified as under-performing stores. Therefore, liabilities were recorded for the anticipated closings of the stores. Due to the on-going consolidation in our industry, certain stores remained open to determine if performance could be improved. Final determination regarding these stores will be made in the first quarter of fiscal 2003. Refer to Note 5 to the Consolidated Financial Statements for additional details of these liabilities.

Excess energy purchase commitments

During the third quarter of 2001, we recorded a pre-tax charge of $81 million to accrue liabilities for the estimated fair value of energy purchase commitments that provided for supplies in excess of our expected demand for electricity. SFAS No. 133 requires the excess commitments to be marked to fair value through current-period earnings each quarter. In 2002, we recorded net pre-tax income of $19 million as a result of the market value adjustments of these excess commitments. Market value adjustments in the fourth quarter of 2001 resulted in a pre-tax charge of $2 million. Refer to Note 5 to the Consolidated Financial Statements and to our discussion of commodity price protection below in “Liquidity and Capital Resources” for additional details of these liabilities.

Asset Impairment Charges

During 2001 and 2000, we recorded pre-tax impairment charges of $91 million and $191 million, respectively. In 2000, we performed an impairment review due to new divisional leadership and updated profitability forecasts for 2000 and beyond. In 2001, we performed an impairment review due to recent investments by acquired companies in stores that did not perform as expected and updated profitability forecasts for 2002 and beyond. In both years, we identified impairment losses for assets to be disposed of and for assets to be held and used. In 2000, we also identified impairment losses for investments in former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased. The 2001 charge related to locations that either had not opened, or had only recently opened, when the 2000 impairment charge was performed. As a result, estimates of future operating performance for these locations were not determined at that time. No asset impairment charges were recorded in 2002. Refer to Note 3 to the Consolidated Financial Statements for additional details of these charges.

Restructuring Charges

On December 11, 2001, we outlined our Strategic Growth Plan to support additional investment in core business to increase sales and market share. In the fourth quarter of 2001, we recorded a pre-tax restructuring charge of $37 million primarily for severance agreements associated with the Plan. Restructuring charges related to the Plan totaled $15 million, pre-tax, in 2002. The majority of the 2002 expenses related to severance agreements and distribution center consolidation and conversion costs. Refer to Note 4 to the Consolidated Financial Statements for additional details of these charges.

Merger-Related Costs

During 2002, 2001 and 2000, we recorded net, pre-tax expenses of $1 million, $4 million and $10 million, respectively, from the issuance of restricted stock and the related market value adjustments. The restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. Our merger-related costs in 2000 also included $5 million of severance expense. Refer to Note 2 to the Consolidated Financial Statements for additional details of these charges.

Cumulative Effect of an Accounting Change

As noted above in “Results of Operations,” we adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 million pre-tax non-cash loss to write-off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. This loss was recorded as a cumulative effect of an accounting change, net of a $10 million tax benefit, in the first quarter of 2002. For further details of this charge, refer to our discussion of SFAS No. 142 in “Recently Issued Accounting Standards.”

COMMON STOCK REPURCHASE PROGRAM

In December of 1999, we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. In January of 2000, the Board of Directors (“Board”) authorized an additional repurchase of up to $100 million of common stock. On March 31, 2000, the Board authorized the repurchase of up to $750 million of Kroger common stock. This repurchase program replaced the $100 million program authorized in January of 2000. During fiscal 2000, we made open market purchases of approximately $43 million under the stock option program and $539 million under the $750 million program. On March 1, 2001, the Board authorized the repurchase of an incremental $1 billion of Kroger common stock. This repurchase program was in addition to the $750 million stock buyback authorized in 2000. During fiscal 2001, we made open market purchases of approximately $180 million under the stock option program and $209 million to complete the $750 million program. We also made open market purchases of $343 million under the $1 billion authorization. During fiscal 2002, we made open market purchases of approximately $657 million to complete the $1 billion program. Effective December 10, 2002, the Board authorized a new stock repurchase program totaling $500 million. We made open market purchases of $63 million under this plan in 2002. We also reacquired approximately $71 million under the stock option program in fiscal 2002. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds our cost of capital.

CAPITAL EXPENDITURES

Capital expenditures excluding acquisitions totaled $1.9 billion in 2002 compared to $1.9 billion in 2001 and $1.6 billion in 2000. Most amounts were used to construct new stores. Capital expenditures in 2002 included $192 million related to the purchase of assets previously financed under a synthetic lease. The table below shows our supermarket storing activity and our total food store square footage:

	2002	2001	2000
Beginning of year	2,418	2,354	2,288
Opened	62	59	59
Opened (relocation)	17	26	22
Acquired	37	34	45
Acquired (relocation)	8	1	1
Closed (operational)	(29)	(29)	(38)
Closed (relocation)	(25)	(27)	(23)

End of year	2,488	2,418	2,354

Total food store square footage (in millions)	136	130	124

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. The significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Self-Insurance Costs

We primarily are self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not yet reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. We have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable effect upon future claim costs and currently recorded liabilities.

Impairments of Long-Lived Assets

We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, we compare discounted future cash flows to the asset’s current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. Any reductions in the carrying value of assets resulting from the application of this policy are reflected in the Consolidated Statements of Earnings as “Asset impairment charges.”

Goodwill

We adopted SFAS No. 142 on February 3, 2002. Accordingly, goodwill is reviewed for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. For details of the goodwill impairment reviews performed during 2002, refer to our discussion of SFAS No. 142 in “Recently Issued Accounting Standards.”

The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results.

Store Closing Costs

We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the anticipated closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. For owned stores that we intend to sell, we actively market the stores to potential buyers. Owned stores held for disposal are reduced to their estimated net realizable value. The value of any equipment and leasehold improvements related to a closed store is reduced to reflect estimated recoverable values. We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. However, the ultimate cost of the disposition of these leases and related assets is affected by current real estate markets, inflation rates, and general economic conditions.

Store closings generally are completed within one year after the decision to close. Adjustments to closed store liabilities primarily relate to changes in subtenant and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that the settlement is determined. Other costs related to individual operational store closings initiated by local divisional management, including costs to reduce the carrying value of property and equipment, are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” costs. Reductions in the carrying value of property and equipment related to stores closed in connection with a corporate-level strategic plan are reflected in the Consolidated Statements of Earnings as “Asset impairment charges” in accordance with our policy on impairments of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

As noted below in “Recently Issued Accounting Standards,” SFAS No. 146 became effective for exit or disposal activities initiated after December 31, 2002. All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, have been and will continue to be accounted for accordingly.

Purchase Commitments

Occasionally, we enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. Upon entering into these commitments, and on a quarterly basis thereafter, we evaluate our expectation to take delivery of and to utilize those resources in the conduct of our normal course of business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in our normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to utilize or take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

Benefit Plans

The determination of our obligation and expense for pension and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 18 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense. Note 18 to the Consolidated Financial Statements discusses the impact of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

The discount rate was lowered to 6.75% as of February 1, 2003, from 7.25% as of February 2, 2002. The 50 basis point reduction in the discount rate increased the pension projected benefit obligation as of February 1, 2003, by $104.3 million. In 2003, we expect that the annual pension expense will increase by $4.7 million as a result of this change.

We also reduced the compensation increase assumption to 3.50% as of February 1, 2003, from 3.75% as of February 2, 2002. The 25 basis point reduction in the compensation increase assumption reduced the pension projected benefit obligation as of February 1, 2003, by $11.9 million. In 2003, we expect that the annual pension expense will decrease by $1.6 million as a result of this change.

We intend to reduce the pension return assumption of 9.50% for 2002 to 8.50% for 2003. Our pension plan’s average annual return for the 10 fiscal years ending February 1, 2003, was 10.00%, net of all fees and expenses. We believe the reduction in the pension return assumption is appropriate because we do not expect that future returns will achieve the same level of performance as the historical average annual return. Beginning in fiscal 2003, we expect that the annual pension expense will increase by $14.0 million as a result of the reduction in expected return from 9.50% to 8.50%. In addition, we are adding an assumption for non-asset related expenses paid out of the trust. This assumption will add $4.0 million to the annual pension expense.

On February 18, 2003, we made a cash contribution of $100 million to our pension plans. Approximately 50% of this contribution was required minimum funding for 2002 that was not required to be funded until September of 2003. The remaining 50% of the contribution was discretionary.

We also participate in various multi-employer plans for substantially all union employees. We are required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based upon a fixed amount for each year of service. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, is likely to result in higher contributions to these plans and to create challenges in our collective bargaining. Moreover, if we exit markets, we may be required to pay a potential withdrawal liability if the plans were under-funded at the time of withdrawal. However, we are unable to determine the amount of potential liability at this time. Any adjustments will be recorded when it is probable that a liability exists and it is determined that markets will be exited.

Stock Option Plans

We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock option plans. Accordingly, because the exercise price of the option granted equals the market value of the underlying stock on the option grant date, no stock-based compensation expense is included in net earnings, other than expenses related to restricted stock awards. Notes 1 and 14 to the Consolidated Financial Statements describe the effect on net earnings if compensation cost for all options had been determined based on the fair market value at the grant date for awards, consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation.”

Inventories

Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 95% of inventories for 2002 and approximately 94% of inventories for 2001 were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $290 million at February 1, 2003, and by $340 million at February 2, 2002. As described above in “Significant Items,” we changed our application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method for the former Fred Meyer divisions during 2002.

We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of these counts to provide for estimated shortages as of the balance sheet date.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale of our products. Discounts provided to customers at the point of sale are recognized as a reduction in sales as the products are sold.

Merchandise Costs, including Advertising, Warehousing and Transportation

In addition to the product costs, net of discounts and allowances; advertising costs; inbound freight charges; warehousing costs, including receiving and inspection costs; and transportation costs are included in the “Merchandise costs, including advertising, warehousing and transportation” line item of the Consolidated Statements of Earnings. Purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of our other managerial and administrative costs.

Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

Advertising costs are recognized in the periods the related expenses are incurred.

Whenever possible, vendor rebates, credits and promotional allowances that relate to our buying and merchandising activities are recorded as a component of item cost in inventory and recognized in merchandise costs when the item is sold. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. In those instances, the allowances are applied as a reduction of merchandise costs when the related merchandise is sold.

We believe the classification of costs included in merchandise costs could vary widely throughout our industry. Our approach is to include the direct, net costs of acquiring products and making them available to customers in our stores in the merchandise cost line item. We believe this approach most accurately presents the actual costs of products sold, and is consistent with recently issued accounting standards on the topic.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Information

Cash from operations was $3.2 billion in 2002 compared to $2.3 billion in 2001 and $2.4 billion in 2000. The increase in 2002 over 2001 was due to an increase in earnings and a reduction of operating assets and liabilities. Increased earnings in 2001 were offset by increases in the use of cash for operating assets and liabilities.

Cash used by investing activities was $1.9 billion in 2002 compared to $1.9 billion in 2001 and $1.6 billion in 2000. The amount of cash used by investing activities in 2002 was approximately equal to the amount used in 2001 due to consistent capital spending in 2002 and 2001. Capital expenditures in 2002 included $192 million related to the purchase of assets previously financed under a synthetic lease. The increase in 2001 over 2000 was due to increased capital spending. During 2002, 2001, and 2000, our capital expenditures, excluding acquisitions, totaled $1,891 million, $1,913 million and $1,623 million, respectively. We spent $126 million for acquisitions during 2002 compared to $103 million during 2001 and $67 million in 2000. We opened, acquired, expanded, or relocated 151 food stores in 2002, 146 food stores in 2001 and 150 food stores in 2000. During those same periods, we remodeled 145, 99 and 115 food stores, respectively.

Cash used by financing activities was $1.3 billion in 2002 compared to $433 million in 2001 and $878 million in 2000. The increase in the use of cash in 2002 versus 2001 was due to a reduction of our outstanding debt and to an increase in our treasury stock purchases in 2002. The decrease in the use of cash in 2001 versus 2000 primarily was due to increased borrowings in 2001, offset by increased treasury stock purchases.

EBITDA

Our bank credit facilities and the indentures underlying our publicly issued debt contain various restrictive covenants. Some of these covenants are based on EBITDA, which we historically defined as earnings before interest, taxes, depreciation, amortization, LIFO, extraordinary losses and one-time items. In prior years, we disclosed and discussed EBITDA accordingly, as we believed it was an important means by which to measure our liquidity or compliance with our debt covenants, and also a measure by which management monitored our operating results. Furthermore, that measure of EBITDA is used, in part, to determine incentive compensation.

On January 22, 2003, the SEC issued release No. 33-8176 that set forth new requirements relating to the disclosure of non-GAAP financial measures, as defined in the release. The release provides an exemption with respect to disclosures of EBIT and EBITDA when discussing charges or liabilities that require, or will require, cash settlement, provided that the amounts are reconciled to the most directly comparable GAAP financial measure. However, the definition of EBITDA we have historically used includes an adjustment for non-recurring, infrequent or unusual items (“one-time items”), and our description of this non-GAAP measure of liquidity could be considered confusingly similar to descriptions used for GAAP financial measures (and permitted non-GAAP financial measures such as EBIT or EBITDA). As a result, the definition of EBITDA we have historically used is prohibited by SEC release No. 33-8176.

We will continue to present EBITDA as we continue to believe it is an important means by which to measure our liquidity. However, any future presentation of EBITDA will be in accordance with SEC release No. 33-8176. We do not intend the presentation of EBITDA to be an alternative to any generally accepted accounting principle measure of performance or liquidity. The following table provides a reconciliation of EBITDA for the fiscal years of 2002, 2001 and 2000 consistent with release No. 33-8176:

	2002	2001	2000
	(In millions)
Net cash provided by operating activities	$3,183	$2,347	$2,359
Addback (subtract):
Net increase (decrease) in net operating assets and liabilities, net of effects of acquisitions of businesses	(306)	166	(43)
Net (increase) decrease in deferred income tax liabilities	(468)	(258)	(213)
EITF 02-16 adoption	(28)	—	—
Item-cost conversion	(91)	—	—
Asset impairment charges	—	(91)	(191)
Non cash merger-related costs	(1)	(4)	(10)
LIFO (charge) credit	50	(23)	6
Income tax expense	740	668	628
Interest expense	600	648	675
Other	(19)	(18)	(20)

EBITDA	$3,660	$3,435	$3,191

Refer to “Significant Items” for details of items that significantly affected Kroger’s financial results during 2002, 2001 and 2000.

Debt Management

Total debt, including both the current and long-term portions of capital leases, decreased $256 million to $8.6 billion as of year-end 2002 from $8.8 billion as of year-end 2001. Total debt increased $284 million as of year-end 2001 from $8.5 billion as of year-end 2000. The decrease in 2002 resulted from the use of cash flow from operations to reduce outstanding debt. The increase in 2001 was due to increases in capital spending, stock repurchase programs and operating assets and liabilities. We purchased a portion of the debt issued by the lenders of some of our structured financings in an effort to reduce our effective interest expense. We also prefunded employee benefit costs of $300 million at year-end 2002, $270 million at year-end 2001 and $208 million at year-end 2000. Additionally, the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133, increased the carrying value of our debt by $110 million as of year-end 2002 and reduced the carrying value of our debt by $18 million as of year-end 2001. If we exclude the debt incurred to make these purchases, which we classify as investments, and the prefunding of employee benefits, and also exclude the SFAS No. 133 mark-to-market adjustments, our net total debt would have been $8.1 billion as of year-end 2002, compared to $8.5 billion as of year-end 2001 and $8.3 billion as of year-end 2000. We believe net total debt is an important measure of our leverage due to the nature of the items described above. Therefore, we believe net total debt should be reviewed in addition to total debt. We do not intend the presentation of net total debt to be an alternative to total debt or to any generally accepted accounting principle measure of liquidity. A reconciliation of net total debt is illustrated below:

	Year End 2002	Year End 2001	Year End 2000
	(In millions)
Total Debt	$8,574	$8,830	$8,546
Mark-to-market adjustments	(110)	18	—
Investments in debt securities	(67)	(68)	(68)
Prefunded employee benefits (VEBA)	(300)	(270)	(208)

Net Total Debt	$8,097	$8,510	$8,270

Factors Affecting Liquidity

We currently borrow on a daily basis approximately $500 million to $700 million under our unrated commercial paper (“CP”) program. These borrowings are backed by our credit facilities, and reduce the amount we can borrow under the credit facilities. We have capacity available under our credit facilities to fund all CP amounts outstanding. If our credit rating declined below its current level of BBB-/Baa3, the ability to borrow under the CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This would require us to borrow additional funds under the credit facilities, under which we believe we have sufficient capacity. Borrowings under the credit facilities may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e. in excess of 30 days).

Although our ability to borrow under the credit facilities is not affected by our credit rating, the interest cost on borrowings under the credit facilities would be affected not only by a decrease in our credit rating, but also by a failure to maintain the financial covenants contained in our credit agreements. We were in compliance with these financial covenants as of February 1, 2003.

The tables below illustrate our significant contractual obligations and other commercial commitments as of February 1, 2003 (in millions of dollars):

	2003	2004	2005	2006	2007	Thereafter	Total
Contractual Obligations
Long-term debt	$329	$291	$799	$540	$590	$5,505	$8,054
Capital lease obligations, net of interest	23	23	23	24	24	293	410
Operating lease obligations	776	744	702	653	596	4,596	8,067
Construction commitments	133	20	16	—	—	—	169
Unconditional purchase obligations	391	138	100	85	6	—	720

	$1,652	$1,216	$1,640	$1,302	$1,216	$10,394	$17,420

Other Commercial Commitments
Credit facilities (1)	$—	$—	$—	$—	$51	$—	$51
Standby letters of credit	206	67	—	—	—	—	273
Surety bonds	292	—	—	—	—	—	292
Guarantees	8	—	—	—	—	5	13
Synthetic lease	202	—	—	—	—	—	202

	$708	$67	$—	$—	$51	$5	$831

(1)	These borrowings also are included in the long-term debt contractual obligation amounts.

The construction commitments include capital to be expended for projects that were either under construction, or for which a lease had been signed, as of February 1, 2003. Our unconditional purchase obligations include purchase commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. The obligations include purchases required under a product supply agreement with Santee Dairies, Inc. (“Santee”) in Los Angeles, California. We indirectly own a 50% interest in the entity that owns Santee. Upon Fred Meyer’s acquisition of Ralphs/Food 4 Less, Santee became a duplicate facility. The product supply agreement, which expires on July 29, 2007, requires us to purchase 9 million gallons of fluid milk and other products annually. The other partner has filed suit against Kroger claiming, among other things, that Kroger is obligated to purchase all of the requirements of fluid milk for its Ralphs and Food 4 Less divisions from Santee as opposed to minimum gallons. Our unconditional purchase obligations also include management fees for facilities operated by third parties.

As of February 1, 2003, we maintained three bank credit facilities, consisting of an $812.5 million Five-Year Credit Agreement, a $700 million Five-Year Credit Agreement and a $1.25 billion 364-Day Credit Agreement. The $812.5 million five-year facility terminates on May 23, 2006, unless extended or earlier terminated by Kroger. The $700 million five-year facility terminates on May 22, 2007, unless extended or earlier terminated by Kroger. The 364-Day facility terminates on May 22, 2003, unless extended, converted into a one-year term loan, or earlier terminated by Kroger. At February 1, 2003, we also maintained a $75 million money market line. In addition to credit agreement and commercial paper borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the credit agreements. At February 1, 2003, those letters of credit totaled $258 million. We had no borrowings under the money market line at February 1, 2003. The credit agreement and commercial paper borrowings have been classified as long-term borrowings because we expect that these borrowings will be refinanced using the same type of securities. We have the ability to refinance these borrowings on a long-term basis, and have presented the amounts accordingly. The money market line borrowings allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreements.

At February 1, 2003, the amount of outstanding credit agreement and commercial paper borrowings was unusually low, relative to the amount of outstanding Senior Notes, due primarily to the issuance of $500 million Senior Notes in late January of 2003. The proceeds of this issuance were used to temporarily reduce amounts outstanding under the credit agreements prior to the purchase, on February 28, 2003, of the assets that were financed under a synthetic lease at February 1, 2003, and the repayment of $250 million Senior Notes on March 3, 2003. The asset purchase and note repayments were funded primarily by credit agreement borrowings. The synthetic lease is more fully described below. Refer to Note 9 to the Consolidated Financial Statements for further details of our debt obligations.

In addition to the available credit mentioned above, as of February 1, 2003, we had available for issuance $1.5 billion of securities under a shelf registration statement filed with the SEC on June 27, 2002, as amended in a filing made on July 18, 2002, and declared effective on July 23, 2002.

We also maintain surety bonds related primarily to our self-insured insurance costs. These bonds are required by most states in which we are self-insured for workers’ compensation and general liability exposures, and are made with third-party insurance providers to insure payment of our insurance obligations in the event we are unable to make those payments. These bonds do not represent liabilities of Kroger, as we already have liabilities on our books for the insurance costs. However, we do pay annual maintenance fees to have these bonds in place. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of or access to such bonds. Although we do not believe increased costs or decreased availability would significantly impact our ability to access these surety bonds, if this does become an issue, we likely would issue letters of credit against our credit facilities to meet the state bonding requirements. This could both increase our costs and decrease the funds available to us under our credit facilities.

Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries. See Note 21 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of two real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtednesss, should these partnerships be unable to meet their obligations, totals approximately $8 million. Based on the covenants underlying this indebtedness as of February 1, 2003, it is unlikely that we will be responsible for repayment of these obligations. We have also guaranteed approximately $5 million of promissory notes of a third real estate partnership. We believe it is reasonably possible that we will be required to fund most of this obligation when the notes mature in 2012.

At February 1, 2003, we were a party to a financing transaction related to 16 properties that were constructed for total costs of approximately $202 million. Under the terms of the financing transaction, which was structured as a synthetic lease, a special purpose trust owned the properties and leased them to subsidiaries of Kroger. The lease had a term of five years, which expired on February 28, 2003. The owner of the special purpose trust made a substantive residual equity investment. The transaction, therefore, was accounted for as an operating lease and the related costs were reported as rent expense. Kroger purchased the assets for total costs of $202 million when the lease expired.

We are also contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to assume leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote.

Financial Risk Management

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are intended to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments generally are offset by reciprocal changes in the value of the underlying exposure. The interest rate derivatives we use are straightforward instruments with liquid markets.

We manage our exposure to interest rates and changes in the fair value of our debt instruments primarily through the strategic use of variable and fixed rate debt, and interest rate swaps. Our current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, we use the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

As of February 1, 2003, we maintained seven interest rate swap agreements, with notional amounts totaling approximately $1,673 million, to manage our exposure to changes in the fair value of our fixed rate debt resulting from interest rate movements by effectively converting a portion of our debt from fixed to variable rates. One of these agreements matured in 2003 and the remaining six agreements (the “Old Agreements”) matured from 2006 through 2012. In the first quarter of fiscal 2003, we reconfigured a portion of our interest derivative portfolio by terminating the Old Agreements and initiating six new agreements (the “New Agreements”), with notional amounts totaling $1,500 million, maturing from 2005 through 2008. We received proceeds totaling $138 million as a result of the termination of the Old Agreements. The New Agreements also effectively converted a portion of our debt from fixed to variable rates. Variable rates for our agreements are based on U.S. dollar LIBOR. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These agreements are accounted for as fair value hedges.

As of February 1, 2003, we also maintained three interest rate swap agreements, with notional amounts totaling approximately $723 million, to manage our exposure to cash flows resulting from potential increases in interest rates by effectively converting a portion of our debt from variable to fixed rates. These agreements, which mature in 2003 and 2004, involve the exchange of variable rate payments for fixed rate payments without the exchange of the underlying principal amounts. Variable rates for our agreements are based on U.S. dollar LIBOR. The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These agreements are accounted for as cash flow hedges.

Annually, we review with the Financial Policy Committee of our Board of Directors compliance with the guidelines. In addition, our internal auditors review compliance with these guidelines on at least an annual basis. The guidelines may change as our business needs dictate.

The tables below provide information about our interest rate derivatives and underlying debt portfolio as of February 1, 2003. The amount shown for each year represents the contractual maturities of long-term debt, excluding capital leases, and the average outstanding notional amounts of interest rate derivatives as of February 1, 2003. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rate debt is based on U.S. dollar LIBOR using the forward yield curve as of February 1, 2003. The Fair-Value column includes the fair-value of our debt instruments and interest rate derivatives as of February 1, 2003. Refer to Notes 9, 10 and 11 to the Consolidated Financial Statements:

	Expected Year of Maturity
	2003		2004		2005	2006		2007	Thereafter	Total	Fair- Value
	(In millions)
Debt
Fixed rate		$(329)		$(291)	$(795)		$(540)	$(539)	$(5,459)	$(7,953)	$(8,711)
Average interest rate		7.34%		7.23%	7.22%		7.16%	7.10%	6.59%
Variable rate	$	(—)	$	(—)	$(4)	$	(—)	$(51)	$(46)	$(101)	$(101)
Average interest rate		1.97%		2.41%	4.02%		4.95%	5.35%	5.72%

	Average Notional Amounts Outstanding (as of February 1, 2003)
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$540	$12	$—	$—	$—	$—	$723	$(9)
Average pay rate	3.07%	3.22%
Average receive rate	1.36%	1.96%
Fixed to variable	$1,442	$1,423	$1,423	$1,300	$900	$504	$1,673	$110
Average pay rate	3.41%	4.07%	5.46%	6.25%	6.12%	5.68%
Average receive rate	7.26%	7.26%	7.26%	7.18%	6.89%	6.75%
Interest rate collar	$142	$—	$—	$—	$—	$—	$300	$(6)

The table below provides an illustration of our interest rate derivatives portfolio, had the changes made to our portfolio in the first quarter of 2003 been effective as of February 1, 2003. The variable component of each interest rate derivative is based on U.S. dollar LIBOR using the forward yield curve as of February 1, 2003.

	Average Notional Amounts Outstanding (adjusted)
	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$540	$12	$—	$—	$—	$—	$723	$(9)
Average pay rate	3.07%	3.22%
Average receive rate	1.36%	1.96%
Fixed to variable	$1,519	$1,500	$808	$750	$750	$750	$1,750	$—
Average pay rate	5.78%	6.64%	7.61%	8.41%	8.90%	9.24%
Average receive rate	7.41%	7.41%	7.44%	7.45%	7.45%	7.45%
Interest rate collar	$142	$—	$—	$—	$—	$—	$300	$(6)

The interest rate collar is reset based on the three month LIBOR with the following impact:

•	if the three month LIBOR is less than or equal to 4.10%, we pay 5.50% for that three month period;

•	if the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, we pay the actual interest rate for that three month period;

•	if the three month LIBOR is greater than 6.50% and less than 7.50%, we pay 6.50% for that three month period; and

•	if the three month LIBOR is greater than or equal to 7.50%, we pay the actual interest rate for that three month period.

Commodity Price Protection

We enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. We enter into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

As noted above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Items,” we recorded a pre-tax loss of $81 million in the third quarter of 2001 to accrue liabilities for the estimated fair values of energy contracts that no longer qualified for the normal purchases and normal sales exception. As described in Note 5 to the Consolidated Financial Statements, we continue to mark the excess contracts to fair value on a quarterly basis. These liabilities had remaining balances of $45 million as of February 1, 2003. If the estimates we used as of February 1, 2003, for future market prices for electricity were $0.01/kWh higher or lower ($0.01/kWh represented approximately 23% of the future prices of electricity assumed as of February 1, 2003), these liabilities would have decreased or increased by approximately $12 million, respectively, as of February 1, 2003.

IMPACT OF INFLATION

While management believes that Kroger’s sales results are affected by product cost inflation and deflation, it is difficult to segregate and to measure the effects of inflation and deflation on our retail prices because of changes in the types of merchandise sold year-to-year and other pricing and competitive influences. In 2002, we estimate that Kroger experienced overall product cost deflation of 0.3%. Excluding supermarket fuel centers, we estimate our product cost deflation was also 0.3%. We recorded a pre-tax LIFO credit of $50 million in 2002. This amount was larger than expected and included a $28 million pre-tax credit recorded as a result of the adoption of EITF 02-16. Product cost deflation in our jewelry divisions and in the general merchandise departments in our Fred Meyer stores accounted for most of the remaining $22 million pre-tax credit.

We estimate that Kroger experienced overall product cost inflation of 0.1% in 2001. We experienced deflation in our costs of product of some commodities due to management’s success in obtaining synergies and the economies of scale resulting from recent mergers. Costs of other commodities, such as pharmacy and general merchandise, increased in 2001.

RECENTLY ISSUED ACCOUNTING STANDARDS

EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” became effective for Kroger on January 1, 2003. This issue addresses the appropriate accounting for consideration received from a vendor. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. Historically, we recognized those allowances as they were earned, based on the fulfillment of the related obligations of the contract. This accounting treatment was consistent with generally accepted accounting principles. For all contracts entered or modified after January 1, 2003, we have recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold, in accordance with Issue No. 02-16. Net earnings were not affected by the adoption of Issue No. 02-16. Adoption of Issue No. 02-16 resulted in a $28 million pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 million pre-tax LIFO credit that was also included in merchandise costs in 2002.

SFAS No. 141, “Business Combinations,” was issued by the Financial Accounting Standards Board (“FASB”) in June of 2001. This standard requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting. The Statement also addresses the recognition of intangible assets in a business combination. Adoption of SFAS No. 141 did not have a material effect on our financial statements.

SFAS No. 142, “Goodwill and Other Intangible Assets,” was issued by the FASB in June of 2001. The Statement addresses the accounting for intangible assets acquired outside of a business combination. The Statement also addresses the accounting for goodwill and other intangible assets subsequent to initial recognition. SFAS No. 142 provides that goodwill no longer will be amortized and instead will be tested for impairment on an annual basis.

Kroger adopted SFAS No. 142 on February 3, 2002. Accordingly, we performed a transitional impairment review of our goodwill. Goodwill totaled $3,594 million as of February 3, 2002. The review was performed at the operating division level. Generally, fair value represented a multiple of earnings, or discounted projected future cash flows. Impairment was indicated when the carrying value of a division, including goodwill, exceeded its fair value. We determined that the carrying value of the jewelry store division, which included $26 million of goodwill, exceeded its fair value. Impairment was not indicated for the goodwill associated with the other operating divisions.

The fair value of the jewelry store division was subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. As a result of this analysis, we determined that the jewelry store division goodwill was entirely impaired. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. Accordingly, we recorded a $16 million charge, net of a $10 million tax benefit, as a cumulative effect of an accounting change in the first quarter of 2002. Kroger’s annual impairment test was performed in the fourth quarter of 2002. No impairment was indicated as a result of the fourth quarter 2002, review.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. This standard addresses obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 became effective for Kroger on February 2, 2003. Adoption of this standard did not have a material effect on our financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued by the FASB in August of 2001. This standard replaces SFAS No. 121 and APB No. 30 and amends APB No. 51. SFAS No. 144 became effective for Kroger on February 3, 2002. Adoption of this standard did not have a material effect on our financial statements.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” was issued by the FASB in April of 2002. SFAS No. 145 became effective for Kroger on February 2, 2003. This Statement eliminates the requirement that gains and losses due to the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Adoption of SFAS No. 145 in the first quarter of 2003 will require Kroger to reclassify the debt extinguishments recorded as extraordinary items in 2002 and 2000 as interest expense in the respective years.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued by the FASB in June of 2002. SFAS No. 146 addresses significant issues relating to the recognition, measurement and reporting of costs associated with exit and disposal activities. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, have been and will continue to be accounted for accordingly. Adoption of this Statement did not have a material effect on our financial statements.

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of SFAS No. 123,” was issued by the FASB in December of 2002. SFAS No. 148 addresses the transition methods that can be followed by companies that elect to adopt the provisions of SFAS No. 123. SFAS No. 148 also mandates certain annual and interim disclosures that are incremental to those required by SFAS No. 123. The provisions of SFAS No. 148 became effective for Kroger in fiscal 2002. The additional disclosures required by SFAS No. 148 are included in Note 1 to the Consolidated Financial Statements.

FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued by the FASB in November of 2002. FIN 45 addresses a guarantor’s accounting for, and disclosure of, the issuance of some guarantees. The provisions of FIN 45 relating to initial recognition and measurement are effective on a prospective basis for guarantees issued or modified after December 31, 2002. These provisions did not have a material effect on our financial statements in fiscal 2002. The disclosure requirements of FIN 45 became effective for Kroger in fiscal 2002 and are summarized in Note 15 to the Consolidated Financial Statements. The disclosures also are summarized above in “Factors Affecting Liquidity.” Any future guarantees issued by Kroger will be accounted for in compliance with this Interpretation.

FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” was issued by the FASB in January of 2003. FIN 46 provides guidance relating to the identification of, and financial reporting for, variable-interest entities, as defined in the Interpretation. FIN 46 is effective for all variable-interest entities created after January 31, 2003. For any variable-interest entities created prior to February 1, 2003, FIN 46 will become effective for Kroger on August 17, 2003. We are analyzing our structured financing arrangements, joint ventures and partnerships to determine the effect this Interpretation will have on our financial statements. If we are required to consolidate any entity, we anticipate that such consolidation will not have a material effect on our financial statements.

OUTLOOK

This analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected growth in earnings per share (“EPS”); working capital reduction; our ability to generate operating cash flow; and our Strategic Growth Plan (“Plan”), and are indicated by words or phrases such as “comfortable,” “committed,” “expects,” “goal,” “target,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially from those statements.

•	On December 11, 2001, we outlined the Plan to support additional investment in core business to grow sales and increase market share. The Plan has three key elements: reduction of operating, general and administrative expenses, increased coordination of merchandising and procurement activities, and targeted retail price reductions. As of February 1, 2003, we had reduced costs by approximately $306 million. In 2002, we eliminated approximately 1,500 managerial and clerical positions targeted for reduction under the Plan. We also merged the Nashville division office and distribution center into the Atlanta and Mid-South divisions. We expect to exceed our original goal of $500 million in cost reductions by the end of fiscal 2003.

Our identical food store sales, including supermarket fuel centers, were flat in 2002 compared to 2001. We believe the effects of the weak economy and increased competition partially offset the effects of Kroger’s price reductions associated with the Plan in 2002. Our sales results are further described above in “Results of Operations.” The estimated impact of product cost deflation is described above in “Impact of Inflation.”

As of February 1, 2003, restructuring costs related to the Plan totaled approximately $52 million. These charges related primarily to severance agreements, distribution center consolidation and conversion costs. We believe the continued enhancement of the Plan will improve our competitive position. We have identified additional opportunities to reduce costs and operate more efficiently. For example, in March of 2003, we announced the combining of two retail divisions headquartered in Livonia, Michigan, and Columbus, Ohio.

•	For 2003, we estimate that earnings-per-share will be $1.63. This estimate includes approximately $0.02 of expense per share for systems conversions and the consolidation of the Michigan and Columbus divisions. The estimate also includes increases in pension expense and health care costs. The effect of any mark-to-market of the excess energy purchase commitments described above in “Significant Items” is excluded from our 2003 EPS estimate because it is not possible to estimate an effect at this time. We expect our identical food store sales, including fuel, will be positive in 2003. These estimates assume that inflation will be flat and that the economic and competitive environment will remain unchanged. At this time, we are not providing sales or earnings guidance beyond fiscal 2003.

•	Based on the current interest rate environment, we expect interest expense to total approximately $575 million to $595 million in 2003. Additionally, for 2003, we expect depreciation expense to total approximately $1,175 million to $1,200 million. We expect our OG&A expense rate to increase approximately 40 to 50 basis points and our gross profit rate, excluding the effect of LIFO, to increase approximately 20 to 30 basis points in 2003. We expect to incur a LIFO charge of approximately $35 million for 2003.

•

In the third quarter of 1999, we established a goal to reduce net operating working capital by a total of $500 million by the end of the third quarter 2004. Net operating working capital was defined in this goal as current operating assets before LIFO credit, less current operating liabilities. Therefore, we historically presented net operating working capital based on this definition. On January 22, 2003, the SEC issued release No. 33-8176 that set forth new requirements relating to the disclosure of non-GAAP financial measures, as defined in the release. The release allows for presentation of certain non-GAAP financial measures provided that the measures are reconciled to the most directly comparable GAAP financial measure. We will continue to present net operating working capital, as we believe it is an important means by which to measure our operating financial performance for working capital and it is the basis by which senior management measures progress against the goal established in 1999. However, in accordance with release No. 33-8176, all future presentation of net operating working capital will be reconciled to the more widely recognized definition of working capital (current assets less current liabilities). We do not intend the presentation of net operating working capital to be an alternative to any generally accepted accounting principle measure of performance.

At the end of 2002, working capital decreased $69 million compared to the end of 2001 and decreased $72 million compared to end of 2000. At the end of 2002, comparative net operating working capital decreased $193 million compared to the end of 2001 and decreased $50 million compared to the end of 2000. We expect to reduce net operating working capital by $100 million in 2003. A reconciliation of net operating working capital as of year-end 2002, 2001 and 2000 is shown below:

	Year-End 2002	Year-End 2001	Year-End 2000
	(in millions)
Current assets	$5,566	$5,512	$5,412
Less: current liabilities	(5,608)	(5,485)	(5,382)

Working capital	(42)	27	30
Addback (subtract):
LIFO reserve	290	340	319
Current portion of long-term debt, including capital leases	352	436	336
Net current accrued/deferred income tax (assets) liabilities	56	122	34
Property held for sale	(20)	(7)	(6)
Prefunded employee benefits	(300)	(270)	(208)

Net operating working capital	336	648	505
Item-cost comparative adjustment (1)	—	(91)	(91)
EITF 02-16 comparative adjustment (1)	—	(28)	(28)

Comparative net operating working capital	$336	$529	$386

(1)	For comparative purposes, amounts in 2001 and 2000 have been adjusted to reflect these inventory adjustments recorded in 2002. These adjustments are described in “Significant Items.”

•	We obtain sales growth from new square footage, as well as from increased productivity from existing locations. For 2003, we expect full year square footage to grow 2.5% to 3.0%, excluding acquisitions and operational closings. We expect combination stores to increase our sales per customer by including numerous specialty departments, such as pharmacies, natural food markets, supermarket fuel centers, seafood shops, floral shops, and bakeries. We believe the combination store format will allow us to withstand continued competition from other food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants.

•

Capital expenditures reflect our strategy of growth through expansion and acquisition as well as our emphasis on self-development and ownership of real estate, and on logistics and technology improvements. The continued capital spending in technology focusing on improved store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, should reduce merchandising costs as a percent of sales. For fiscal 2003, we expect capital spending to be approximately $2.0 billion, excluding acquisitions and purchase of assets financed under the synthetic lease at February 1, 2003. We intend to use the combination of cash flow from operations, including reductions in working capital, and borrowings under credit facilities to finance capital expenditure requirements. If determined preferable, we may fund capital expenditure requirements by mortgaging facilities, entering into sale/leaseback transactions, or by issuing additional debt or equity.

•	Based on current operating results, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

•	We expect the change in OG&A will be affected by increased costs, such as health care benefit costs, pension costs and credit card fees. We expect that our pension and health care benefit expense will increase approximately $62 million and $120 million, respectively, in 2003 versus 2002. These estimates include expenses related to our company-sponsored plans as well as estimated contributions to multi-employer plans.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

•	Our ability to achieve sales and EPS goals will be affected primarily by: industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the deflationary trends in certain commodities; stock repurchases and the success of our Plan.

•	In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private-label sales, the impact of “sister stores,” as well as reductions in retail pricing. Kroger’s EPS growth goals could be affected by: recessionary trends in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and OG&A; continued increases in health care, pension and credit card fees; and the success of our capital investments.

•	In addition to the company-sponsored pension plans, we participate in various multi-employer pension plans for substantially all union employees. We are required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based upon a fixed amount for each year of service. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, is likely to result in higher contributions to these plans and to create challenges in our collective bargaining. Moreover, if we were to exit certain markets, we may be required to pay a withdrawal liability if the plans were under-funded at the time of withdrawal.

•	Our efforts to meet our working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to obtain sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations.

•	The results of our Plan and our ability to generate operating cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impacts our operations, or if any of our underlying strategies, including those to reduce shrink and OG&A and to increase productivity, are not achieved. In addition, the timing of the execution of the Plan could adversely impact our EPS and sales results.

•	Consolidation in the food industry is likely to continue and the effects on our business, favorable or unfavorable, cannot be foreseen.

•	The results of our Plan, including the amount and timing of cost savings expected, could be adversely affected due to pricing and promotional activities of existing and new competitors, including non-traditional retailers; our response actions; the state of the economy, including deflationary trends in certain commodities; recessionary times in the economy; our ability to achieve the cost reductions that we have identified, including those to reduce shrink and operating, general and administrative expense; increases in health care, pension and credit card fees; and the success of our capital investments.

•	The cost associated with implementation of our Strategic Growth Plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and an inability on our part to implement the Strategic Growth Plan when expected.

•	In fiscal 2003, UFCW contracts will expire in: Peoria, Illinois; Portland, Oregon; Memphis, Tennessee; Charleston, West Virginia; Indianapolis, Indiana; Arizona and Southern California. We also have several other smaller contracts that will expire in 2003. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations. We cannot be certain that agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material effect on the results of our operations.

•	Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future assets write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

•	A decline in the generation of sufficient cash flows to support capital expansion plans, share repurchase programs and general operating activities could cause our growth to slow significantly and may cause us to miss our earnings per share growth targets, because we obtain some of our sales growth from new square footage.

•	The grocery retailing industry continues to experience fierce competition from other food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and continue to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained, profitable growth are considerable, unanticipated actions of competitors could impact our sales and net income.

•	Changes in laws and regulations, including changes in accounting standards, taxation requirements, and environmental laws may have a material impact on our financial statements.

•	Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth, and employment and job growth in the markets in which we operate may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

•	Changes in our product mix may negatively affect certain financial indicators. For example, we have added and will continue to add supermarket fuel centers. Since gasoline is a low profit margin item with high sales dollars, we expect to see our gross profit margins decrease as we sell more gasoline. Although this negatively affects our gross profit margin, gasoline provides a positive effect on operating, general and administrative expense as a percent of sales.

•	Our ability to integrate any companies we acquire or have acquired and achieve operating improvements at those companies will affect our operations.

•	We retain a portion of the exposure for our workers’ compensation and general liability claims. It is possible that these claims may cause significant expenditures that would affect our operating cash flows.

•	Our capital expenditures could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, or if our logistics and technology projects are not completed in the time frame expected or on budget.

•	Depreciation and amortization expenses may vary from our estimates due to the timing of new store openings.

•	Interest expense will vary with changes in capital markets and the amount of debt that we have outstanding. Although we use derivative financial instruments to manage our net exposure to financial risks, we are still exposed to interest rate fluctuations and other capital market conditions.

•	LIFO charges and credits will be affected by vendor promotions and changes in the cost of inventory.

•	Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively impact financial ratios and net earnings.

•	Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass these increases on to our customers, our gross margin and net earnings will suffer.

We cannot fully foresee the effects of the general economic downturn on Kroger’s business. We have assumed economic and competitive situations will not change significantly for 2003.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in or contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowners and Board of Directors

The Kroger Co.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in shareowners’ equity and cash flows present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at February 1, 2003 and February 2, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 1, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the consolidated financial statements, the Company changed its application of the LIFO method of accounting for certain store inventories as of February 3, 2002. As discussed in Notes 6 and 20 to the consolidated financial statements, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, and Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003. As discussed in Note 10 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, as of February 4, 2001.

PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio

April 28, 2003

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(In millions)	February 1, 2003	February 2, 2002
ASSETS
Current assets
Cash	$171	$161
Receivables	677	679
Inventories	4,175	4,178
Prepaid and other current assets	543	494

Total current assets	5,566	5,512
Property, plant and equipment, net	10,548	9,657
Goodwill, net	3,575	3,594
Fair value interest rate hedges	110	—
Other assets	303	306

Total Assets	$20,102	$19,069

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases	$352	$436
Accounts payable	3,278	3,005
Accrued salaries and wages	571	584
Other current liabilities	1,407	1,460

Total current liabilities	5,608	5,485
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	8,112	8,412
Adjustment to reflect fair value interest rate hedges	110	(18)

Long-term debt including obligations under capital leases	8,222	8,394
Fair value interest rate hedges	—	18
Other long-term liabilities	2,422	1,670

Total Liabilities	16,252	15,567

Commitments and Contingencies (Note 15)
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 908 shares issued in 2002 and 901 shares issued in 2001	908	901
Additional paid-in capital	2,317	2,217
Accumulated other comprehensive loss	(206)	(33)
Accumulated earnings	3,352	2,147
Common stock in treasury, at cost, 150 shares in 2002 and 106 shares in 2001	(2,521)	(1,730)

Total Shareowners’ Equity	3,850	3,502

Total Liabilities and Shareowners’ Equity	$20,102	$19,069

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF EARNINGS

Years Ended February 1, 2003, February 2, 2002 and February 3, 2001

(In millions, except per share amounts)	2002 (52 weeks)	2001 (52 weeks)	2000 (53 weeks)
Sales	$51,760	$50,098	$49,000
Merchandise costs, including advertising, warehousing, and transportation	37,810	36,398	35,804

Gross profit	13,950	13,700	13,196
Operating, general and administrative	9,618	9,483	9,152
Rent	656	650	647
Depreciation and amortization	1,087	973	907
Goodwill amortization	—	103	101
Asset impairment charges	—	91	191
Restructuring charges	15	37	—
Merger related costs	1	4	15

Operating Profit	2,573	2,359	2,183
Interest expense	600	648	675

Earnings before income tax expense, extraordinary loss and cumulative effect of accounting change	1,973	1,711	1,508
Income tax expense	740	668	628

Earnings before extraordinary loss and cumulative effect of accounting change	1,233	1,043	880
Extraordinary loss, net of income tax benefits of $7 in 2002 and $2 in 2000	(12)	—	(3)

Earnings before cumulative effect of accounting change	1,221	1,043	877
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	(16)	—	—

Net earnings	$1,205	$1,043	$877

Earnings per basic common share:
Earnings before extraordinary loss and cumulative effect of accounting change	$1.58	$1.30	$1.07
Extraordinary loss, net of income tax benefit	(0.02)	—	—
Cumulative effect of an accounting change, net of income tax benefit	(0.02)	—	—

Net earnings	$1.55	$1.30	$1.07

Average number of common shares used in basic calculation	779	804	823
Earnings per diluted common share:
Earnings before extraordinary loss and cumulative effect of accounting change	$1.56	$1.26	$1.04
Extraordinary loss, net of income tax benefit	(0.02)	—	—
Cumulative effect of an accounting change, net of income tax benefit	(0.02)	—	—

Net earnings	$1.52	$1.26	$1.04

Average number of common shares used in diluted calculation	791	825	846

Note: Certain per share amounts may not sum accurately due to rounding

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended February 1, 2003, February 2, 2002 and February 3, 2001

(In millions)	2002 (52 weeks)	2001 (52 weeks)	2000 (53 weeks)

Cash Flows From Operating Activities:
Net earnings	$1,205	$1,043	$877
Adjustments to reconcile net earnings to net cash provided by operating activities:
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	16	—	—
Extraordinary loss, net of income tax benefits of $7 in 2002 and $2 in 2000	12	—	3
Depreciation and amortization	1,087	973	907
Goodwill amortization	—	103	101
LIFO charge (credit)	(50)	23	(6)
Non cash merger-related costs	1	4	10
Asset impairment charges	—	91	191
Item-cost conversion	91	—	—
EITF 02-16 adoption	28	—	—
Deferred income taxes	468	258	213
Other	19	18	20
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Inventories	(62)	(121)	(114)
Receivables	2	22	(49)
Prepaid expenses	(34)	(77)	72
Accounts payable	361	(34)	39
Accrued expenses	(6)	10	75
Accrued income taxes	(4)	2	81
Other	49	32	(61)

Net cash provided by operating activities	3,183	2,347	2,359

Cash Flows From Investing Activities:
Capital expenditures, excluding acquisitions	(1,891)	(1,913)	(1,623)
Proceeds from sales of assets	90	70	127
Payments for acquisitions, net of cash acquired	(126)	(103)	(67)
Other	20	32	(38)

Net cash used by investing activities	(1,907)	(1,914)	(1,601)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	1,353	1,368	838
Reductions in long-term debt	(1,757)	(1,137)	(1,339)
Debt prepayment costs	(14)	—	(3)
Financing charges incurred	(16)	(18)	(10)
Increase (decrease) in book overdrafts	(88)	14	160
Proceeds from issuance of capital stock	41	72	57
Treasury stock purchases	(785)	(732)	(581)

Net cash used by financing activities	(1,266)	(433)	(878)

Net increase (decrease) in cash and temporary cash investments	10	—	(120)
Cash and temporary cash investments:
Beginning of year	161	161	281

End of year	$171	$161	$161

Disclosure of cash flow information:
Cash paid during the year for interest	$585	$651	$691
Cash paid during the year for income taxes	$268	$403	$259
Non-cash changes related to purchase acquisitions:
Fair value of assets acquired	$124	$66	$84
Goodwill recorded	$9	$72	$33
Liabilities assumed	$(7)	$(35)	$(49)

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended February 1, 2003, February 2, 2002 and February 3, 2001

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Loss	Accumulated Earnings	Total
(In millions)	Shares	Amount		Shares	Amount
Balances at January 29, 2000	885	$885	$2,023	50	$(457)	$—	$227	$2,678
Issuance of common stock:
Stock options and warrants exercised	5	5	57	—	—	—	—	62
Restricted stock issued	1	1	13	—	—	—	—	14
Warrants exercised	—	—	(40)	(1)	40	—	—	—
Treasury stock purchases, at cost				27	(581)			(581)
Tax benefits from exercise of stock options and warrants	—	—	39	—	—	—	—	39
Net earnings	—	—	—	—	—	—	877	877

Balances at February 3, 2001	891	891	2,092	76	(998)	—	1,104	3,089
Issuance of common stock:
Stock options and warrants exercised	9	9	63	—	—	—	—	72
Restricted stock issued	1	1	10	—	—	—	—	11
Treasury stock purchases, at cost	—	—	—	30	(732)	—	—	(732)
Tax benefits from exercise of stock options and warrants	—	—	52	—	—	—	—	52
Other comprehensive loss, net of income tax benefit of $20	—	—	—	—	—	(33)	—	(33)
Net earnings	—	—	—	—	—	—	1,043	1,043

Balances at February 2, 2002	901	901	2,217	106	(1,730)	(33)	2,147	3,502
Issuance of common stock:
Stock options and warrants exercised	6	6	35	—	—	—	—	41
Restricted stock issued	1	1	15	—	—	—	—	16
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	43	(785)	—	—	(785)
Stock options and restricted stock exchanged	—	—	—	1	(6)	—	—	(6)
Tax benefits from exercise of stock options and warrants	—	—	50	—	—	—	—	50
Other comprehensive loss, net of income tax benefit of $102	—	—	—	—	—	(173)	—	(173)
Net earnings	—	—	—	—	—	—	1,205	1,205

Balances at February 1, 2003	908	$908	$2,317	150	$(2,521)	$(206)	$3,352	$3,850

	2002	2001	2000
Comprehensive income (loss):
Net earnings	$1,205	$1,043	$877
Cumulative effect of adoption of SFAS No. 133, net of income tax benefit of $3 in 2001	—	(6)	—
Reclassification adjustment for losses included in net earnings, net of income tax benefit of $11 in 2002	18	—	—
Unrealized loss on hedging activities, net of income tax benefits of $6 in 2002 and $17 in 2001	(11)	(27)	—
Additional minimum pension liability adjustment, net of income tax benefit of $107 in 2002	(180)	—	—

Comprehensive income	$1,032	$1,010	$877

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.

Certain prior year amounts have been reclassified to conform to current year presentation.

1.    ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

Description of Business, Basis of Presentation and Principles of Consolidation

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of February 1, 2003, the Company was one of the largest grocery retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 290,000 full and part-time employees. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ending February 1, 2003, the 52-week period ending February 2, 2002, and the 53-week period ending February 3, 2001.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out, “LIFO”, basis) or market. In total, approximately 95% of inventories for 2002 and approximately 94% of inventories for 2001 were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $290 at February 1, 2003, and by $340 at February 2, 2002. As described in Note 5, the Company changed its application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method for the former Fred Meyer divisions during 2002.

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the balance sheet date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Equipment depreciation is based on lives varying from three to 15 years. Store equipment is primarily depreciated over lives varying from three to nine years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. All new purchases of store equipment are assigned lives varying from three to nine years. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives, which vary from four to 25 years. Depreciation expense was $1,087 in 2002, $973 in 2001 and $907 in 2000.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in earnings.

Goodwill

During 2001 and 2000, goodwill was generally amortized on a straight-line basis over 40 years. Goodwill amortization expense totaled $103 and $101 in 2001 and 2000, respectively. As described in Note 20, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 on February 3, 2002. Accordingly, goodwill was not amortized during 2002. Instead, goodwill was reviewed for impairment during the first and fourth quarters of 2002. Results of these impairment reviews are summarized in Note 20.

The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows. Potential impairment is indicated when the carrying value of a division, including goodwill, exceeds its fair value. If potential for impairment exists, the fair value of a division is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Impairment loss is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value.

Impairment of Long-Lived Assets

The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset’s current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. Any reductions in the carrying value of assets resulting from the application of this policy are reflected in the Consolidated Statements of Earnings as “Asset impairment charges.”

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Interest Rate Risk Management

The Company uses derivative instruments primarily to manage our exposure to adverse changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 10.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 10.

Benefit Plans

The determination of the obligation and expense for pension and other post-retirement benefits is dependent on the selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 18 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 18 for additional details of these plans.

Stock Option Plans

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. The Company grants options for common stock at an option price equal to the fair market value of the stock at the date of the grant. Accordingly, the Company does not record stock-based compensation expense for these options. The Company also makes restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $6, $8 and $10, after-tax, in 2002, 2001 and 2000, respectively. The Company’s stock option plans are more fully described in Note 14.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table illustrates the effect on net earnings, net earnings per basic common share and net earnings per diluted common share if compensation cost for all options had been determined based on the fair market value recognition provision of SFAS No. 123:

	2002	2001	2000
Net earnings, as reported	$1,205	$1,043	$877
Add: Stock-based compensation expense included in net earnings, net of income tax benefits	6	8	10
Subtract: Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefits (1)	(47)	(47)	(46)

Pro forma net earnings	$1,164	$1,004	$841

Earnings per basic common share, as reported	$1.55	$1.30	$1.07
Pro forma earnings per basic common share	$1.49	$1.25	$1.02
Earnings per diluted common share, as reported	$1.52	$1.26	$1.04
Pro forma earnings per diluted common share	$1.47	$1.22	$0.99

(1)	Refer to Note 14 for a summary of the assumptions used for options issued in each year at an option price equal to the fair market value of the stock at the date of the grant.

Deferred Income Taxes

Deferred income taxes are recorded to reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting bases. Refer to Note 8 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. A valuation allowance is recorded for any deferred tax assets considered not likely to be realized.

Store Closing Costs

The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the anticipated closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Owned stores held for disposal are reduced to their estimated net realizable value. The value of any equipment and leasehold improvements related to a closed store is reduced to reflect recoverable values.

Store closings generally are completed within one year after the decision to close. Adjustments to closed store liabilities primarily relate to changes in subtenant and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Any excess store closing liability remaining upon settlement of the obligation is reversed to income in the period that the settlement is determined. Other costs related to individual operational store closings initiated by local divisional management, including costs to reduce the carrying value of property and equipment, are reflected in the Consolidated Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

of Earnings as “Operating, general and administrative” costs. Reductions in the carrying value of property and equipment related to stores closed in connection with a corporate-level strategic plan are reflected in the Consolidated Statements of Earnings as “Asset impairment charges” in accordance with our policy on impairments of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

As described in Note 20, SFAS No. 146 became effective for exit or disposal activities initiated after December 31, 2002. All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, have been and will continue to be accounted for accordingly.

Self-Insurance Costs

The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not yet reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can impact amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although the Company’s estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable impact on future claim costs and currently recorded liabilities.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers at the point of sale are recognized as a reduction in sales as the products are sold.

Merchandise Costs, Including Advertising, Warehousing and Transportation

In addition to the product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; and transportation costs are included in the “Merchandise costs, including advertising, warehousing and transportation” line item of the Consolidated Statements of Earnings. Purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs.

Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Whenever possible, vendor rebates, credits and promotional allowances that relate to the Company’s buying and merchandising activities are recorded as a component of item cost in inventory and recognized in merchandise costs when the item is sold. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. In those instances, the allowances are applied as a reduction of merchandise costs when the related merchandise is sold. Refer to the discussion of EITF Issue No. 02-16 in Note 20.

Advertising Costs

The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs, including advertising, warehousing and transportation” line item of the Consolidated Statements of Earnings. The Company’s pre-tax advertising costs, excluding vendor allowances for co-operative advertising, totaled $510 in 2002, $570 in 2001 and $603 in 2000.

In accordance with EITF Issue No. 02-16, for all contracts entered or modified after January 1, 2003, the Company has recognized prospectively, and will continue to recognize, vendor allowances, including allowances received for co-operative advertising, when the related merchandise is sold.

Consolidated Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $480 and $568 as of February 1, 2003, and February 2, 2002, respectively.

Segments

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores in the Midwest, South and West. The Company’s retail operations, which represent approximately 99% of consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

2.    MERGER-RELATED COSTS

The Company is continuing the process of implementing its integration plan related to recent mergers. Pre-tax, net, merger-related costs totaled $1, $4 and $15 in 2002, 2001 and 2000, respectively. All of the costs in 2002 and 2001, and approximately $10 of the costs in 2000, resulted from the issuance of restricted stock and the related market value adjustments. Restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. All synergy-based awards were earned provided that recipients were still employed on the stated restriction lapsing date. Costs in 2000 also included approximately $5 of severance expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table shows the changes in accruals related to business combinations:

	Facility Closure Costs	Employee Severance	Incentive Awards and Contributions
Balance at January 29, 2000	$130	$29	$29
Additions	—	—	10
Payments	(17)	(11)	(4)

Balance at February 3, 2001	113	18	35
Additions	—	—	4
Payments	(19)	(3)	(9)

Balance at February 2, 2002	94	15	30
Additions	—	—	1
Payments	(20)	(9)	(11)

Balance at February 1, 2003	$74	$6	$20

3.    ASSET IMPAIRMENT CHARGES

Due to recent investments by acquired companies in stores that did not perform as expected and updated profitability forecasts for 2002 and beyond, the Company performed an impairment review of its long-lived assets. During this review, the Company identified impairment losses for both assets to be disposed of and assets to be held and used and recorded a pre-tax impairment charge of $91 in the third quarter of 2001. In the first quarter of 2000, the Company recorded a pre-tax impairment charge of $191 after identifying impairment losses for assets to be disposed of, assets to be held and used, and certain investments in former suppliers that had experienced financial difficulty and with whom supply arrangements had ceased. The third quarter 2001 impairment charge related to locations that either had not opened, or only recently had opened, as of the first quarter of 2000, and, as a result, estimates of future operating performance for these locations were not determined at that time. As a result, these stores were not considered in the first quarter 2000 impairment charge. No asset impairment charges were recorded in 2002.

Assets to be Disposed of

The impairment charges for assets to be disposed of related primarily to the carrying value of land, buildings and equipment for stores that have been closed. The impairment charges were determined using the fair value less cost to sell. Fair value less cost to sell used in the impairment calculation was based on third party offers to purchase the assets, or market value for comparable properties, if available. Accordingly, pre-tax impairment charges related to assets to be disposed of were recognized, reducing the carrying value of fixed assets by $37 in 2001 and $41 in 2000. Goodwill was reduced by $40 in 2000.

Assets to be Held and Used

The impairment charges for assets to be held and used related primarily to the carrying value of land, buildings, and equipment for stores that will continue to be operated by the Company. Updated projections, based on revised operating plans, were used, on a gross basis, to determine whether the assets were impaired. Then, discounted cash flows were used to determine the fair value of the assets for purposes of measuring the impairment charge. As a result, impairment charges related to assets to be held and used were recognized, reducing the carrying value of fixed assets by $54 in 2001 and $47 in 2000. Goodwill was reduced by $40 in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Other Writedowns

In addition to the approximately $168 of pre-tax impairment charges noted above for 2000, the Company recorded a pre-tax writedown of $23 to reduce the carrying value of investments in unconsolidated entities, accounted for on the cost basis of accounting, to reflect reductions in value determined to be other than temporary. The writedowns related primarily to investments in certain former suppliers that have experienced financial difficulty and with whom supply arrangements have ceased.

4.    RESTRUCTURING CHARGES

On December 11, 2001, the Company outlined the Strategic Growth Plan (“Plan”) to support additional investment in its core business to increase sales and market share. The Plan has three key elements: reduction of operating, general and administrative expenses, increased coordination of merchandising and procurement activities, and targeted retail price reductions. In the fourth quarter of 2001, the Company recorded a pre-tax restructuring charge of $37 primarily for severance agreements associated with the Plan. As part of the plan to reduce operating, general and administrative costs, the Company eliminated approximately 1,500 managerial and clerical positions in 2002. The Company also merged the Nashville division office and distribution center into the Atlanta and Mid-South divisions. Restructuring charges related to the Plan totaled $15, pre-tax, in 2002. The majority of the 2002 expenses related to severance agreements, distribution center consolidation and conversion costs. In 2002, execution of the Plan reduced expenses by approximately $306.

The following table summarizes the changes in the balances of the liabilities associated with the Plan:

Severance & Other Costs
Balance at February 2, 2002	$37
Additions	15
Payments	(44)

Balance at February 1, 2003	$8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

5.    SIGNIFICANT ITEMS

In addition to the pre-tax merger-related costs, asset impairment charges and restructuring charges described in Notes 2, 3 and 4, the Company recorded other significant pre-tax items that were included in merchandise costs and in operating, general and administrative expense in 2002, 2001 and 2000. These items totaled $96, $152 and $145 of net, pre-tax expense in 2002, 2001 and 2000, respectively. Details follow:

	2002	2001	2000
Significant items in merchandise costs
Costs related to mergers	$2	$12	$37
Item-cost conversion	91	—	—
Adoption of EITF Issue No. 02-16	28	—	—
Adoption of EITF Issue No. 02-16—LIFO credit	(28)	—	—

Total in merchandise costs	93	12	37

Significant items in operating, general and administrative expense
Costs related to mergers	22	37	41
Lease liabilities—store closing plans	—	20	67
Excess energy purchase commitments	(19)	83	—

Total in operating, general and administrative expense	3	140	108

Total	$96	$152	$145

Costs related to mergers

Costs related to mergers included expenses recognized as a consequence of the continued integration of the Company’s divisions. Integration primarily resulted from the Company’s merger with Fred Meyer. These expenses primarily related to severance agreements, enterprise system and banner conversions, and inventory write-downs.

Item-cost conversion

In 1998, prior to the merger with Fred Meyer, the Company changed its application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method. The change improved the accuracy of product cost calculations by eliminating the averaging and estimation inherent in the retail method.

During the fourth quarter of 2002, the Company adopted the item-cost method for the former Fred Meyer divisions. The cumulative effect of this change on periods prior to February 3, 2002, cannot be determined. The effect of the change on the February 3, 2002, inventory valuation, which includes other immaterial modifications in inventory valuation methods, was included in restated results for the quarter ended May 25, 2002. This change increased merchandise costs by $91 and reduced net earnings by $57. The Company did not calculate the pro forma effect on prior periods because cost information for these periods was not determinable. The item-cost method did not have a material effect on earnings subsequent to its adoption on February 3, 2002.

Adoption of EITF Issue No. 02-16

As described in Note 20, the Company adopted EITF Issue No. 02-16 during the fourth quarter of 2002. This issue addresses the method by which retailers account for vendor allowances. As a result, the Company recorded a pre-tax charge of $28. This expense was offset by a corresponding pre-tax LIFO credit of $28.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Lease liabilities—store closing plans

In 2001 and 2000, the Company recorded pre-tax expenses of $20 and $67, respectively, for the present value of lease liabilities related to store closings. Sales at stores considered in these charges totaled $186, $236 and $377 in 2002, 2001 and 2000, respectively. Net operating income or loss from these stores cannot be determined on a separately identifiable basis. These liabilities were the result of two distinct, formalized plans that coordinated the closings of several locations over relatively short periods of time. The liabilities pertained primarily to stores acquired in the Fred Meyer merger, or to stores operated prior to the merger that were in close proximity to stores acquired in the merger, that were identified as under-performing stores. Therefore, liabilities were recorded for the anticipated closings of the stores. Due to the on-going consolidation in the industry, certain stores remained open to determine if performance could be improved. Final determination regarding these stores will be made in the first quarter of fiscal 2003. The following table summarizes the changes in the balances of the liabilities:

Balances at January 29, 2000	$—
Lease liabilities recorded	67
Payments	(10)

Balances at February 3, 2001	57
Lease liabilities recorded	20
Payments	(13)

Balances at February 2, 2002	64
Payments	(4)

Balances at February 1, 2003	$60

Excess energy purchase commitments

During March through May 2001, the Company entered into four separate commitments to purchase electricity from one of its utility suppliers in California. At the inception of the contracts, forecasted electricity usage indicated that it was probable that all of the electricity would be utilized in the operations of the Company. The Company, therefore, accounted for the contracts in accordance with the normal purchases and normal sales exception under SFAS No. 133, as amended, and no amounts were initially recorded in the financial statements related to these purchase commitments.

During the third quarter of 2001, the Company determined that one of the contracts, and a portion of a second contract, provided for supplies in excess of the Company’s expected demand for electricity. This precluded use of the normal purchases and normal sales exception under SFAS No. 133 for those contracts, and required the contracts to be marked to fair value through current-period earnings. The Company, therefore, recorded a pre-tax charge of $81 in the third quarter of 2001 to accrue liabilities for the estimated fair value of these contracts through December 2006. The remaining portion of the second contract was re-designated as a cash flow hedge of future purchases. The other two purchase commitments continue to qualify for the normal purchases and normal sales exception under SFAS No. 133.

SFAS No. 133 requires the excess contracts to be marked to fair value through current-period earnings each quarter. In 2002, the Company recorded net pre-tax income of $19 as a result of the market value adjustments of these excess contracts. Market value adjustments in the fourth quarter of 2001 resulted in a pre-tax charge of $2. During 2002 and 2001, the Company made net payments totaling $14 and $5, respectively, to settle the excess

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

energy purchase commitments for 2002 and 2001. The following table summarizes the changes in the balances of the liabilities:

Balance at February 3, 2001	$—
Liabilities for excess purchase commitment recorded	81
Net payments for excess purchase commitments	(5)
Revaluation (increase in liabilities due to changes in forward market prices)	2

Balance at February 2, 2002	78
Net payments for excess purchase commitments	(14)
Revaluation (net decrease in liabilities due to changes in forward market prices)	(19)

Balance at February 1, 2003	$45

6.    GOODWILL, NET

As described in Note 20, the Company adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 pre-tax non-cash loss to write-off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. This loss was recorded as a cumulative effect of an accounting change, net of a $10 tax benefit, in the first quarter of 2002.

The following table summarizes the changes in the Company’s net goodwill balance during 2002:

Balance at February 2, 2002	$3,594
Cumulative effect of an accounting change	(26)
Goodwill recorded	9
Reclassifications	(2)

Balance at February 1, 2003	$3,575

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table adjusts net earnings, net earnings per basic common share and net earnings per diluted common share for the adoption of SFAS No. 142. This reflects the elimination of goodwill amortization, and its tax effect, in 2001 and 2000, and the elimination of the cumulative effect of the accounting change, and its tax effect, in 2002.

	2002	2001	2000
Reported net earnings	$1,205	$1,043	$877
Add back:
Goodwill amortization (1)	—	91	91
Cumulative effect of accounting change (1)	16	—	—

Adjusted net earnings	1,221	1,134	968
Add back:
Extraordinary loss (1)	12	—	3

Adjusted earnings before extraordinary items	$1,233	$1,134	$971

Earnings per basic common share:
Reported net earnings	$1.55	$1.30	$1.07
Add back:
Goodwill amortization, net of income tax benefits (1)	—	0.11	0.11
Cumulative effect of accounting change (1)	0.02	—	—

Adjusted net earnings	1.57	1.41	1.18
Add back:
Extraordinary loss (1)	0.02	—	—

Adjusted earnings before extraordinary items (2)	$1.58	$1.41	$1.18

Earnings per diluted common share:
Reported net earnings	$1.52	$1.26	$1.04
Add back:
Goodwill amortization, net of income tax benefits (1)	—	0.11	0.11
Cumulative effect of accounting change (1)	0.02	—	—

Adjusted net earnings	1.54	1.37	1.15
Add back:
Extraordinary loss (1)	0.02	—	—

Adjusted earnings before extraordinary items	$1.56	$1.37	$1.15

(1)	Amounts are net of income tax benefits
(2)	Items may not accurately sum due to rounding

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.    PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

	2002	2001
Land	$1,357	$1,241
Buildings and land improvements	3,947	3,398
Equipment	7,583	6,931
Leasehold improvements	3,176	2,816
Construction-in-progress	802	790
Leased property under capital leases	564	501

	17,429	15,677
Accumulated depreciation and amortization	(6,881)	(6,020)

Total	$10,548	$9,657

Accumulated depreciation for leased property under capital leases was $248 at February 1, 2003 and $256 at February 2, 2002.

Approximately $1,235 and $1,282, original cost, of Property, Plant and Equipment collateralized certain mortgages at February 1, 2003, and at February 2, 2002, respectively.

8.    TAXES BASED ON INCOME

The provision for taxes based on income consists of:

	2002	2001	2000
Federal
Current	$299	$414	$338
Deferred	361	188	213

	660	602	551
State and local	80	66	77

	740	668	628
Tax benefit from extraordinary loss and cumulative effect of an accounting change	(17)	—	(2)

	$723	$668	$626

A reconciliation of the statutory federal rate and the effective rate follows:

	2002	2001	2000
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.6	2.5	3.3
Non-deductible goodwill	0.0	1.7	3.9
Other changes, net	(0.1)	(0.1)	(0.6)

	37.5%	39.1%	41.6%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2002	2001
Current deferred tax assets:
Insurance related costs	$—	$62
Net operating loss carryforwards	20	20
Other	78	21

Total current deferred tax assets	98	103
Current deferred tax liabilities:
Compensation related costs	(39)	(74)
Insurance related costs	(18)	—
Inventory related costs	(80)	(81)

Total current deferred tax liabilities	(137)	(155)

Current deferred taxes, net included in other current liabilities	$(39)	$(52)

Long-term deferred tax assets:
Compensation related costs	$272	$191
Insurance related costs	26	26
Lease accounting	45	76
Net operating loss carryforwards	112	131
Other	45	58

	500	482
Valuation allowance	(150)	(152)

Long-term deferred tax assets, net	350	330
Long-term deferred tax liabilities:
Depreciation	(895)	(661)
Deferred income	(164)	(18)

Total long-term deferred tax liabilities	(1,059)	(679)

Long-term deferred taxes, net included in other long-term liabilities	$(709)	$(349)

At February 1, 2003, the Company had net operating loss carryforwards for federal income tax purposes of $363 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $497 that expire from 2009 through 2022. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

The portion of the Company’s valuation allowance for which subsequently recognized tax benefits would be applied to reduce goodwill is $150. Approximately $2 of state income tax net operating loss carryforwards that expired in 2002 were applied to the valuation allowance in 2002. This valuation allowance relates to the acquisition of Ralphs Grocery Company, by a subsidiary of the Company, in 1992.

At February 1, 2003, the Company had state Alternative Minimum Tax Credit carryforwards of $3. In addition, the Company had other state credits of $21, which expire from 2004 through 2013. The utilization of certain of the Company’s credits may be limited in a given year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

9.    DEBT OBLIGATIONS

Long-term debt consists of:

	2002	2001
Senior Credit Facility	$—	$948
Credit Agreements	51	420
5.50% to 11.25% Senior Notes and Debentures due through 2031	7,224	5,891
4.01% to 10.50% mortgages due in varying amounts through 2017	504	496
Other	275	682

Total debt	8,054	8,437
Less current portion	(329)	(410)

Total long-term debt	$7,725	$8,027

In conjunction with the acquisitions of QFC and Ralphs/Food 4 Less in March of 1998, Fred Meyer entered into new financing arrangements that refinanced a substantial portion of Fred Meyer’s debt. The Senior Credit Facility provided for a $1,875 five-year revolving credit agreement and a five-year term note. During 2000, the term note was retired. In May of 2002, the Company terminated the $1,875 facility and replaced it with the $700 five-year facility described below. In addition to the $1,875 Senior Credit Agreement, the Company also had an $812.5 Five-Year credit agreement and an $812.5 364-Day Credit Agreement as of February 2, 2002. The Company terminated the $812.5 364-Day facility in May of 2002 and replaced it with the $1,250 364-Day facility described below.

As of February 1, 2003, the Company had an $812.5 Five-Year Credit Agreement, a $700 Five-Year Credit Agreement and a $1,250 364-Day Credit Agreement. The $812.5 five-year facility terminates on May 23, 2006, unless extended or earlier terminated by the Company. The $700 five-year facility terminates on May 22, 2007, unless extended or earlier terminated by the Company. The 364-Day facility terminates on May 22, 2003, unless extended, converted into a one-year term loan, or earlier terminated by the Company. Borrowings under these credit agreements bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of Citibank, N.A., (B) ½% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C) ½% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with these credit agreements. Both the Applicable Margin and the Facility Fee vary based upon the Company’s achievement of a financial ratio or credit rating. At February 1, 2003, the Applicable Margin for the 364-Day facility was .625% and for the five-year facilities was .60%. The Facility Fee for the 364-Day facility was .125% and for the five-year facilities was .15%. The credit agreements contain covenants, which among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreements in whole or in parts, at any time, without a prepayment penalty. The weighted average interest rate on the amounts outstanding under the credit agreements was 1.81% and 2.65% at February 1, 2003, and February 2, 2002, respectively.

At February 1, 2003, the Company also maintained a $75 money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the Company’s credit agreements. At February 1, 2003, these letters of credit totaled $258. The Company had no borrowings under the money market line at February 1, 2003. The Company’s credit agreement borrowings have been classified as long-term borrowings because the Company expects that these borrowings will be refinanced using the same type of securities. The Company has the ability to refinance these borrowings on a long-term basis,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

and has presented the amounts accordingly. The money market line borrowings allow the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the Company’s credit agreements.

At February 1, 2003, the amount of outstanding credit agreement borrowings was unusually low, relative to the amount of outstanding Senior Notes, due primarily to the issuance of $500 Senior Notes in late January of 2003. The proceeds of this issuance were used to temporarily reduce amounts outstanding under the Company’s credit agreements prior to the purchase, on February 28, 2003, of assets totaling $202 that were financed under a synthetic lease at February 1, 2003, and the repayment of $250 Senior Notes on March 3, 2003. The asset purchase and note repayments were funded primarily by credit agreement borrowings. The synthetic lease is more fully described in Note 12.

All of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2002, for the years subsequent to 2002 are:

2003	$ 329
2004	$ 291
2005	$ 799
2006	$ 540
2007	$ 590
Thereafter	$5,505

The extraordinary losses in 2002 and 2000 related to premiums paid to retire early certain indebtedness and the write-off of related deferred financing costs.

10.    FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which became effective for the Company on February 4, 2001, defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. Adoption of this standard resulted in the Company recording a liability of $9, primarily related to interest rate swaps designated as cash flow hedges, with a corresponding charge recorded as other comprehensive loss, net of income tax benefits. In accordance with SFAS No. 133, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

comprehensive income, net of related tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as fair value hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.3 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. In addition, the Company’s internal auditors review compliance with these guidelines on at least an annual basis. These guidelines may change as the Company’s needs dictate.

The table below summarizes the outstanding interest rate swaps designated as hedges as of February 1, 2003, and February 2, 2002. The variable component of each interest rate swap outstanding at February 1, 2003, was based on LIBOR as of February 1, 2003. The variable component of each interest rate swap outstanding at February 2, 2002, was based on LIBOR as of February 2, 2002.

	2002		2001
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional amount	$1,673	$723	$1,173	$923
Duration in years	5.15	0.76	4.42	1.91
Average variable rate	3.69%	1.36%	5.06%	1.92%
Average fixed rate	7.25%	3.02%	7.46%	3.14%

In the first quarter of fiscal 2003, the Company reconfigured a portion of its interest rate derivative portfolio by terminating six of its pay-variable interest rate, received-fixed interest swap agreements (the “Old Agreements”) and initiating six new pay-variable interest rate, received-fixed interest swap agreements, with notional amounts totaling $1,500, maturing from 2005 through 2008. The Company received proceeds totaling $138 as a result of the termination of the Old Agreements. The table below provides an illustration of the Company’s interest rate derivatives portfolio, had the changes made to its portfolio in the first quarter of 2003 been effective as of February 1, 2003. The variable component of each interest rate swap was based on LIBOR as of February 1, 2003.

	2002
	Pay Floating	Pay Fixed
Notional amount	$1,750	$723
Duration in years	3.08	0.76
Average variable rate	5.74%	1.36%
Average fixed rate	7.38%	3.02%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

In addition, the Company has an interest rate collar on a notional amount of $300 and a maturity date of July 24, 2003. Every three months, actual three month LIBOR is reviewed and the collar has the following impact on the Company for the notional amount:

•	If the three month LIBOR is less than or equal to 4.10%, the Company pays 5.50% for that three month period;

•	If the three month LIBOR is greater than 4.10% and less than or equal to 6.50%, the Company pays the actual interest rate for that three month period;

•	If the three month LIBOR is greater than 6.50% and less than 7.50%, the Company pays 6.50% for that three month period; and

•	If the three month LIBOR is greater than or equal to 7.50%, the Company pays the actual interest rate for that three month period.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments for which the Company does not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

As described in Note 5, the Company recorded a pre-tax loss of $81 in the third quarter 2001, to accrue liabilities for the estimated fair values of energy contracts that no longer qualified for the normal purchases and normal sales exception.

11.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

Cash, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximate fair value.

Long-term Investments

The fair values of these investments are estimated based on quoted market prices for those or similar investments.

Long-term Debt

The fair value of the Company’s long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues. If quoted market prices are not available, the fair value is

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

based on the net present value of future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying value of $51 of long-term debt outstanding under the Company’s credit agreements approximates fair value.

Interest Rate Protection Agreements

The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

Commodity Price Protection

The fair value of the excess energy purchase commitments is based on the net present value of future cash flows using forward market prices for electricity in California in effect at the respective year-ends.

The estimated fair values of the Company’s financial instruments are as follows:

	2002		2001
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Long-term investments for which it is
Practicable	$111	$122	$122	$135
Not Practicable	$15	$—	$25	$—
Debt for which it is
Practicable	$(8,164)	$(8,812)	$(7,773)	$(8,197)
Not Practicable	$—	$—	$(664)	$—
Interest Rate Protection Agreements
Receive variable swaps	$(9)	$(9)	$—	$—
Receive fixed swaps	$110	$110	$(18)	$(18)
Interest rate collar	$(6)	$(6)	$(11)	$(11)
Commodity Price Protection Arrangements	$(72)	$(72)	$(120)	$(120)

The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company actually could realize. In addition, the Company is not subjected to a concentration of credit risk related to these instruments.

The investments for which it was not practicable to estimate fair value relate primarily to investments, at cost, in an online business-to-business retail exchange. The investment in the retail exchange is evaluated for impairment based on the retail exchange’s business plan.

12.    LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rents based on sales, or payment of executory costs such as property taxes, utilities, or insurance and maintenance. Rent expense for leases with escalation clauses, capital improvement funding and other lease concessions is accounted for on a straight-line basis over the minimum lease term. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Rent expense (under operating leases) consists of:

	2002	2001	2000
Minimum rentals	$739	$718	$719
Contingent payments	10	14	16
Sublease income	(93)	(82)	(88)

	$656	$650	$647

Minimum annual rentals for the five years subsequent to 2002 and in the aggregate are:

	Capital Leases	Operating Leases
2003	$70	$776
2004	66	744
2005	64	702
2006	62	653
2007	58	596
Thereafter	502	4,596

	822	$8,067

Less estimated executory costs included in capital leases	(8)

Net minimum lease payments under capital leases	814
Less amount representing interest	(404)

Present value of net minimum lease payments under capital leases	$410

Total future minimum rentals under noncancellable subleases at February 1, 2003, were $377.

Additionally, as of February 1, 2003, the Company was a party to a financing transaction related to 16 properties that were constructed for total costs of approximately $202. Under the terms of the financing transaction, which was structured as a synthetic lease, a special purpose trust owned the properties and leased them to subsidiaries of the Company. The lease had a term of five years, which expired on February 28, 2003. The owner of the special purpose trust made a substantive residual equity investment. The transaction, therefore, was accounted for as an operating lease and the related costs were reported as rent expense. The Company purchased the assets for total costs of $202 when the lease expired.

13.    EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides a reconciliation of earnings before extraordinary loss and cumulative effect of an accounting change and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended February 1, 2003			For the year ended February 2, 2002			For the year ended February 3, 2001
	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount
Basic EPS	$1,233	779	$1.58	$1,043	804	$1.30	$880	823	$1.07
Dilutive effect of stock option awards and warrants	—	12		—	21		—	23

Diluted EPS	$1,233	791	$1.56	$1,043	825	$1.26	$880	846	$1.04

At February 1, 2003, February 2, 2002, and February 3, 2001, there were options outstanding for approximately 25.0, 13.9 and 9.6 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

14.    STOCK OPTION PLANS

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. All awards become immediately exercisable upon certain changes of control of the Company.

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At February 1, 2003, approximately 12.9 shares of common stock were available for future options under these plans. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company’s stock reaching certain pre-determined market prices or nine years and six months from the date of grant.

In addition to the stock options described above, the Company also awards restricted stock to employees under various plans. The restrictions on these awards generally lapse in one year to five years from the date of the awards and expense is recognized over the lapsing cycle. The Company generally records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. For approximately 1.0 shares of restricted stock that vested based on the achievement of synergy goals established in connection with the Fred Meyer merger, the Company recorded expense in an amount equal to the fair market value of the underlying stock on the date the synergy goals were achieved. The Company issued approximately 1.1, 0.4 and 0.5 shares of restricted stock in 2002, 2001 and 2000, respectively. As of February 1, 2003, approximately 1.2 shares of common stock were available for future restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $6, $8 and $10, after-tax, in 2002, 2001 and 2000, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

	Shares subject to option	Weighted average exercise price
Outstanding, year-end 1999	66.0	$12.75
Granted	7.6	$16.77
Exercised	(8.2)	$7.15
Canceled or Expired	(2.0)	$20.68

Outstanding, year-end 2000	63.4	$13.68
Granted	6.1	$24.43
Exercised	(8.8)	$8.08
Canceled or Expired	(1.0)	$21.33

Outstanding, year-end 2001	59.7	$15.48
Granted	14.5	$18.53
Exercised	(6.8)	$6.27
Canceled or Expired	(1.2)	$22.31

Outstanding, year-end 2002	66.2	$16.97

A summary of options outstanding and exercisable at February 1, 2003 follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
		(In years)
$ 3.57 - $ 6.38	9.4	1.80	$6.02	9.4	$6.02
$ 6.47 - $10.38	8.5	3.21	$9.76	8.5	$9.76
$10.46 - $14.93	13.5	7.54	$14.33	5.7	$13.51
$15.26 - $23.00	20.1	7.13	$20.23	8.6	$19.44
$23.88 - $31.91	14.7	7.08	$26.07	7.9	$26.43

$ 3.57 - $31.91	66.2	5.94	$16.97	40.1	$14.78

If compensation cost for the Company’s stock option plans had been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2002		2001		2000
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Net earnings	$1,205	$1,164	$1,043	$1,004	$877	$841
Earnings per diluted common share	$1.52	$1.47	$1.26	$1.22	$1.04	$0.99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions shown in the table below. These amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders:

	2002	2001	2000
Weighted average expected volatility (based on historical volatility)	29.72%	29.07%	27.69%
Weighted average risk-free interest rate	4.40%	3.93%	4.88%
Expected term	8.4 years	8.3 years	8.1 years

The weighted average fair value of options granted during 2002, 2001 and 2000 was $8.49, $10.68 and $7.48, respectively.

The increase in the number of options granted in 2002, versus the number of options granted in 2001, was due primarily to a general grant of approximately 3.8 employee stock options to management and support employees, and approximately 3.9 options to executives including senior officers and division presidents, that was approved by the Compensation Committee of the Board of Directors on December 12, 2002. This grant replaced an expected grant in May of 2003 and was accelerated to secure the continued alignment of employee interests with those of the shareholders as the Strategic Growth Plan is implemented. The Committee also made awards of restricted stock to senior officers and division presidents in recognition of their vital role in a challenging operating environment. The restrictions on these shares will lapse after three years, assuming the recipients’ continued employment with the Company during that period.

15.    COMMITMENTS AND CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.

Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited.

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — The Company is involved in various legal actions arising in the normal course of business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

Purchase Commitment — The Company indirectly owns a 50% interest in the Santee Dairies, Inc. (“Santee”) and has a product supply arrangement with Santee that requires the Company to purchase 9 million gallons of fluid

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

milk and other products annually. The product supply agreement expires on July 29, 2007. Upon Fred Meyer’s acquisition of Ralphs/Food 4 Less, Santee became a duplicate facility. The joint venture is managed independently and has a board composed of an equal number of members from each partner, plus one independent member. When there is a split vote, this member generally votes with the other partner. The other partner has filed suit against the Company claiming, among other things, that the Company is obligated to purchase all of the requirements of fluid milk for its Ralphs and Food 4 Less divisions from Santee as opposed to minimum gallons.

Guarantees — The Company periodically enters into real estate joint ventures in connection with the development of certain properties. The Company usually sells its interests in such partnerships upon completion of the projects. As of February 1, 2003, the Company was a partner with 50% ownership in two real estate joint ventures and guaranteed approximately $8 of debt incurred by the ventures. Based on the covenants underlying this indebtedness as of February 1, 2003, it is unlikely that the Company will be responsible for repayment of these obligations. The Company has also guaranteed approximately $5 of promissory notes of a third real estate partnership. The Company believes that it is reasonably possible that the Company will be required to fund most of this obligation when the notes mature in 2012.

Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to assume leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

16.    WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company’s common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-half of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company’s common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company’s assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company’s option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

17.    STOCK

Preferred Stock

The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at February 1, 2003. Fifty thousand shares have been designated as “Series A Preferred Shares” and are reserved for issuance under the Company’s warrant dividend plan. The stock has a par value of $100 and is issuable in series.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Common Stock

The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

Common Stock Repurchase Program

In December of 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. The Company also repurchases common stock under programs approved by the Board of Directors (“Board”). During fiscal 2000, the Company made open market purchases of approximately $43 under the stock option program and $539 under a Board approved $750 repurchase program. On March 1, 2001, the Board authorized the repurchase of an incremental $1,000 of Kroger common stock. This repurchase program was in addition to the $750 stock buyback authorized in 2000. During fiscal 2001, the Company made open market purchases of approximately $180 under the stock option program and $209 to complete the $750 program. The Company also made open market purchases of $343 under the $1,000 authorization. During fiscal 2002, the Company made open market purchases of approximately $657 to complete the $1,000 program. Effective December 10, 2002, the Board authorized a new stock repurchase program totaling $500. The Company made open market purchases of $63 under this plan in 2002. The Company also reacquired approximately $71 under the stock option program in fiscal 2002. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds the Company’s cost of capital.

18.    BENEFIT PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of year, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$1,357	$1,169	$298	$264
Service cost	78	65	13	11
Interest cost	107	96	24	20
Plan participants’ contributions	—	—	7	6
Amendments	—	—	—	2
Actuarial loss	215	97	29	15
Benefits paid	(91)	(70)	(19)	(20)

Benefit obligation at end of year	$1,666	$1,357	$352	$298

Change in plan assets:
Fair value of plan assets at beginning of year	$1,275	$1,444	$—	$—
Actual return on plan assets	(99)	(102)	—	—
Employer contribution	4	3	12	14
Plan participants’ contributions	—	—	7	6
Benefits paid	(91)	(70)	(19)	(20)

Fair value of plan assets at end of year	$1,089	$1,275	$—	$—

Pension plan assets include $109 and $148 of common stock of The Kroger Co. at February 1, 2003, and at February 2, 2002, respectively.

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Net liability recognized at end of year:
Funded status at end of year	$(577)	$(82)	$(352)	$(298)
Unrecognized actuarial (gain) loss	476	30	(10)	(47)
Unrecognized prior service cost	20	23	(14)	(16)
Unrecognized net transition (asset) obligation	(3)	(4)	1	1

Net liability recognized at end of year	$(84)	$(33)	$(375)	$(360)

Prepaid benefit cost	$2	$4	$—	$—
Accrued benefit liability	(86)	(37)	(375)	(360)
Additional minimum liability	(307)	—	—	—
Intangible asset	20	—	—	—
Accumulated other comprehensive income	287	—	—	—

Net liability recognized at end of year	$(84)	$(33)	$(375)	$(360)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

	Pension Benefits		Other Benefits
	2002	2001	2002	2001
Weighted average assumptions
Discount rate	6.75%	7.25%	6.75%	7.25%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.50%	3.75%

For measurement purposes, a 10 percent initial annual rate of increase, and a five percent ultimate annual rate of increase, in the per capita cost of other benefits were assumed for 2002 and 2001.

	Pension Benefits			Other Benefits
	2002	2001	2000	2002	2001	2000
Components of net periodic benefit cost:
Service cost	$78	$65	$36	$13	$11	$9
Interest cost	107	96	90	24	20	19
Expected return on plan assets	(134)	(131)	(120)	—	—	—
Amortization of:
Transition asset	(1)	—	(1)	—	—	—
Prior service cost	3	4	4	(2)	(3)	—
Actuarial (gain) loss	2	(5)	(10)	(2)	(3)	(2)
Curtailment credit	—	—	—	—	—	(4)

Net periodic benefit cost	$55	$29	$(1)	$33	$25	$22

The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all company-sponsored pension plans, and well as for the company-sponsored plans with an ABO in excess of plan assets. Plans with an ABO in excess of plan assets as of year-end 2001 related exclusively to the Company’s nonqualified, excess retirement benefit plan (“Nonqualified Plan”) which is not funded due to unfavorable tax treatment. As of year-end 2002, the PBO, ABO and fair value of plan assets related to the Nonqualified Plan were $71, $59 and $0, respectively.

	2002		2001
	All Plans	Plans with ABO in excess of plan assets	All Plans	Plans with ABO in excess of plan assets
PBO at end of year	$1,666	$1,666	$1,357	$57
ABO at end of year	$1,480	$1,480	$1,213	$47
Fair value of plan assets at end of year	$1,089	$1,089	$1,275	$—

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	5	(4)
Effect on postretirement benefit obligation	37	(31)

On February 18, 2003, the Company made a cash contribution of $100 million to its pension plans. Approximately 50% of this contribution was required minimum funding for 2002 that was not required to be funded until September of 2003. The remaining 50% of the contribution was discretionary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2002, 2001 and 2000 was $20, $19 and $45, respectively.

The Company participates in various multi-employer plans for substantially all union employees. The Company is required to make contributions to these plans in amounts established under collective bargaining agreements. Pension expense for these plans is recognized as contributions are funded. Benefits are generally based upon a fixed amount for each year of service. Contributions for 2002, 2001 and 2000 were $153, $114 and $103, respectively. A decline in the value of assets held by these plans, caused by performance of the investments in the financial markets in recent years, is likely to result in higher contributions to these plans and to create challenges in collective bargaining. Moreover, if the Company exits markets, it may be required to pay a potential withdrawal liability if the plans were underfunded at the time of withdrawal. However, the Company is unable to determine the potential amount of liability at this time. Any adjustments will be recorded when it is probable that a liability exists and it is determined that markets will be exited.

19.    RELATED-PARTY TRANSACTIONS

The Company had a management agreement for management and financial services with The Yucaipa Companies (“Yucaipa”), whose managing general partner became Chairman of the Executive Committee of the Board, effective May 27, 1999, but who resigned from the Board of Directors on January 8, 2001.

Yucaipa, or an affiliate or former partner of an affiliate, holds warrants for the purchase of up to 4.3 million shares of Common Stock at an exercise price of $11.91 per share. Of those warrants, 0.6 million expire in 2005 and 3.7 million expire in 2006. Additionally, at the option of the holder, the warrants are exercisable without the payment of cash consideration. Under this condition, the Company will withhold upon exercise the number of shares having a market value equal to the aggregate exercise price from the shares issuable.

20.    RECENTLY ISSUED ACCOUNTING STANDARDS

EITF Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” became effective for the Company on January 1, 2003. This issue addresses the appropriate accounting for consideration received from a vendor. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. Historically, the Company recognized those allowances as they were earned, based on the fulfillment of the related obligations of the contract. This accounting treatment was consistent with generally accepted accounting principles. For all contracts entered or modified after January 1, 2003, the Company has recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold, in accordance with Issue 02-16. Net earnings were not affected by the adoption of Issue No. 02-16. Adoption of Issue No. 02-16 resulted in a $28 pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 pre-tax LIFO credit that was also included in merchandise costs in 2002.

SFAS No. 141, “Business Combinations,” was issued by the Financial Accounting Standards Board (“FASB”) in June of 2001. This standard requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting. The Statement also addresses the recognition of intangible assets in a business combination. Adoption of SFAS No. 141 did not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

SFAS No. 142, “Goodwill and Other Intangible Assets,” was issued by the FASB in June of 2001. The Statement addresses the accounting for intangible assets acquired outside of a business combination. The Statement also addresses the accounting for goodwill and other intangible assets subsequent to initial recognition. SFAS No. 142 provides that goodwill no longer will be amortized and instead will be tested for impairment on an annual basis.

The Company adopted SFAS No. 142 on February 3, 2002. Accordingly, the Company performed a transitional impairment review of its goodwill. Goodwill totaled $3,594 as of February 3, 2002. The review was performed at the operating division level. Generally, fair value represented a multiple of earnings, or discounted projected future cash flows. Impairment was indicated when the carrying value of a division, including goodwill, exceeded its fair value. The Company determined that the carrying value of the jewelry store division, which included $26 of goodwill, exceeded its fair value. Impairment was not indicated for the goodwill associated with the other operating divisions.

The fair value of the jewelry store division was subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. As a result of this analysis, the Company determined that the jewelry store division goodwill was entirely impaired. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. Accordingly, the Company recorded a $16 charge, net of a $10 tax benefit, as a cumulative effect of an accounting change in the first quarter of 2002. The Company’s annual impairment test was performed in the fourth quarter of 2002. No impairment was indicated as a result of the fourth quarter 2002, review.

SFAS No. 143, “Asset Retirement Obligations,” was issued by the FASB in August of 2001. This standard addresses obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 became effective for the Company on February 2, 2003. Adoption of this standard did not have a material effect on the Company’s financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” was issued by the FASB in August of 2001. This standard replaces SFAS No. 121 and APB No. 30 and amends APB No. 51. SFAS No. 144 became effective for the Company on February 3, 2002. Adoption of this standard did not have a material effect on the Company’s financial statements.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” was issued by the FASB in April of 2002. SFAS No. 145 became effective for the Company on February 2, 2003. This Statement eliminates the requirement that gains and losses due to the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Adoption of SFAS No. 145 in the first quarter of 2003 will require the Company to reclassify the debt extinguishments recorded as extraordinary items in 2002 and 2000 as interest expense in the respective years.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued by the FASB in June of 2002. SFAS No. 146 addresses significant issues relating to the recognition, measurement and reporting of costs associated with exit and disposal activities. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, have been and will continue to be accounted for accordingly. Adoption of this Statement did not have a material effect on the Company’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of SFAS No. 123,” was issued by the FASB in December of 2002. SFAS No. 148 addresses the transition methods that can be followed by companies that elect to adopt the provisions of SFAS No. 123. SFAS No. 148 also mandates certain annual and interim disclosures that are incremental to those required by SFAS No. 123. The provisions of SFAS No. 148 became effective for the Company in 2002. The additional disclosures required by SFAS No. 148 are included in Note 1.

FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” was issued by the FASB in November of 2002. FIN 45 addresses a guarantor’s accounting for, and disclosure of, the issuance of some guarantees. The provisions of FIN 45 relating to initial recognition and measurement are effective on a prospective basis for guarantees issued or modified after December 31, 2002. These provisions did not have a material effect on the Company’s financial statements in fiscal 2002. The disclosure requirements of FIN 45 became effective for the Company in fiscal 2002 and are summarized in Note 15. Any future guarantees issued by the Company will be accounted for in compliance with this Interpretation.

FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” was issued by the FASB in January of 2003. FIN 46 provides guidance relating to the identification of, and financial reporting for, variable-interest entities, as defined in the Interpretation. FIN 46 is effective for all variable-interest entities created after January 31, 2003. For any variable-interest entities created prior to February 1, 2003, FIN 46 will become effective for the Company on August 17, 2003. The Company is analyzing its structured financing arrangements, joint ventures and partnerships to determine the effect this Interpretation will have on its financial statements. If the Company is required to consolidate any entity, the Company anticipates that such consolidation will not have a material effect on its financial statements.

21.    GUARANTOR SUBSIDIARIES

The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At February 1, 2003, a total of approximately $7.2 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the tables below, but rather is included in the column labeled “Guarantor Subsidiaries.”

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following tables present summarized financial information as of February 1, 2003, and February 2, 2002 and for the three years ended February 1, 2003.

Condensed Consolidating

Balance Sheets

As of February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$43	$128	$—	$171
Receivables	156	521	—	677
Net inventories	397	3,778	—	4,175
Prepaid and other current assets	279	264	—	543

Total current assets	875	4,691	—	5,566
Property, plant and equipment, net	1,156	9,392	—	10,548
Goodwill, net	21	3,554	—	3,575
Fair value interest rate hedges	110	—	—	110
Other assets	619	(316)	—	303
Investment in and advances to subsidiaries	12,086	—	(12,086)	—

Total Assets	$14,867	$17,321	$(12,086)	$20,102

Current liabilities
Current portion of long-term debt including obligations under capital leases	$342	$10	$—	$352
Accounts payable	179	3,099	—	3,278
Other current liabilities	1,468	510	—	1,978

Total current liabilities	1,989	3,619	—	5,608
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	7,763	349	—	8,112
Adjustment to reflect fair value interest rate hedges	110	—	—	110

Long-term debt including obligations under capital leases	7,873	349	—	8,222
Other long-term liabilities	1,155	1,267	—	2,422

Total Liabilities	11,017	5,235	—	16,252

Shareowners’ Equity	3,850	12,086	(12,086)	3,850

Total Liabilities and Shareowners’ equity	$14,867	$17,321	$(12,086)	$20,102

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Balance Sheets

As of February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$25	$136	$—	$161
Receivables	145	534	—	679
Net inventories	386	3,792	—	4,178
Prepaid and other current assets	236	258	—	494

Total current assets	792	4,720	—	5,512
Property, plant and equipment, net	1,151	8,506	—	9,657
Goodwill, net	21	3,573	—	3,594
Other assets	621	(315)	—	306
Investment in and advances to subsidiaries	11,173	—	(11,173)	—

Total Assets	$13,758	$16,484	$(11,173)	$19,069

Current liabilities
Current portion of long-term debt including obligations under capital leases	$412	$24	$—	$436
Accounts payable	246	2,759	—	3,005
Other current liabilities	685	1,359	—	2,044

Total current liabilities	1,343	4,142	—	5,485
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	8,022	390	—	8,412
Adjustment to reflect fair value interest rate hedges	(18)	—	—	(18)

Long-term debt including obligations under capital leases	8,004	390	—	8,394
Fair value interest rate hedges	18	—	—	18
Other long-term liabilities	891	779	—	1,670

Total Liabilities	10,256	5,311	—	15,567

Shareowners’ Equity	3,502	11,173	(11,173)	3,502

Total Liabilities and Shareowners’ Equity	$13,758	$16,484	$(11,173)	$19,069

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,545	$46,100	$(885)	$51,760
Merchandise costs, including warehousing and transportation	5,254	33,389	(833)	37,810

Gross profit	1,291	12,711	(52)	13,950
Operating, general and administrative	1,230	8,388	—	9,618
Rent	164	544	(52)	656
Depreciation and amortization	86	1,001	—	1,087
Merger-related costs, restructuring charges and related items	10	6	—	16

Operating profit (loss)	(199)	2,772	—	2,573
Interest expense	(564)	(36)	—	(600)
Equity in earnings of subsidiaries	1,694	—	(1,694)	—

Earnings before tax expense	931	2,736	(1,694)	1,973
Tax expense (benefit)	(286)	1,026	—	740

Earnings before extraordinary loss and cumulative effect of an accounting change	1,217	1,710	(1,694)	1,233
Extraordinary loss, net of income tax benefit	(12)	—	—	(12)

Earnings before cumulative effect of an accounting change	1,205	1,710	(1,694)	1,221
Cumulative effect of an accounting change	—	(16)	—	(16)

Net earnings	$1,205	$1,694	$(1,694)	$1,205

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$7,013	$43,948	$(863)	$50,098
Merchandise costs, including warehousing and transportation	5,579	31,630	(811)	36,398

Gross profit	1,434	12,318	(52)	13,700
Operating, general and administrative	1,409	8,074	—	9,483
Rent	168	534	(52)	650
Depreciation and amortization	76	1,000	—	1,076
Merger-related costs, restructuring charges and related items	132	—	—	132

Operating profit (loss)	(351)	2,710	—	2,359
Interest expense	(604)	(44)	—	(648)
Equity in earnings of subsidiaries	1,625	—	(1,625)	—

Earnings before tax expense	670	2,666	(1,625)	1,711
Tax expense (benefit)	(373)	1,041	—	668

Earnings before extraordinary loss and cumulative effect of an accounting change	1,043	1,625	(1,625)	1,043
Extraordinary loss, net of income tax benefit	—	—	—	—

Earnings before cumulative effect of an accounting change	1,043	1,625	(1,625)	1,043
Cumulative effect of an accounting change	—	—	—	—

Net earnings	$1,043	$1,625	$(1,625)	$1,043

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Earnings

For the Year ended February 3, 2001

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,712	$43,047	$(759)	$49,000
Merchandise costs, including warehousing and transportation	5,314	31,197	(707)	35,804

Gross profit	1,398	11,850	(52)	13,196
Operating, general and administrative	1,073	8,079	—	9,152
Rent	161	538	(52)	647
Depreciation and amortization	91	917	—	1,008
Merger-related costs, restructuring charges and related items	179	27	—	206

Operating profit (loss)	(106)	2,289	—	2,183
Interest expense	(625)	(50)	—	(675)
Equity in earnings of subsidiaries	1,304	—	(1,304)	—

Earnings before tax expense	573	2,239	(1,304)	1,508
Tax expense (benefit)	(307)	935	—	628

Earnings before extraordinary loss and cumulative effect of an accounting change	880	1,304	(1,304)	880
Extraordinary loss, net of income tax benefit	(3)	—	—	(3)

Earnings before cumulative effect of an accounting change	887	1,304	(1,304)	887
Cumulative effect of an accounting change	—	—	—	—

Net earnings	$887	$1,304	$(1,304)	$887

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$2,171	$1,012	$3,183

Cash flows from investing activities:
Capital expenditures	(173)	(1,718)	(1,891)
Other	51	(67)	(16)

Net cash used by investing activities	(122)	(1,785)	(1,907)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,353	—	1,353
Reductions in long-term debt	(1,702)	(55)	(1,757)
Proceeds from issuance of capital stock	41	—	41
Capital stock reacquired	(785)	—	(785)
Other	(25)	(93)	(118)
Net change in advances to subsidiaries	(913)	913	—

Net cash provided (used) by financing activities	(2,031)	765	(1,266)

Net (decrease) increase in cash and temporary cash investments	18	(8)	10
Cash and temporary investments:
Beginning of year	25	136	161

End of year	$43	$128	$171

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 2, 2002

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,237	$1,110	$2,347

Cash flows from investing activities:
Capital expenditures	(174)	(1,739)	(1,913)
Other	74	(75)	(1)

Net cash used by investing activities	(100)	(1,814)	(1,914)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,368	—	1,368
Reductions in long-term debt	(1,100)	(37)	(1,137)
Proceeds from issuance of capital stock	72	—	72
Capital stock reacquired	(732)	—	(732)
Other	(242)	238	(4)
Net change in advances to subsidiaries	(503)	503	—

Net cash provided (used) by financing activities	(1,137)	704	(433)

Net (decrease) increase in cash and temporary cash investments	—	—	—
Cash and temporary investments:
Beginning of year	25	136	161

End of year	$25	$136	$161

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 3, 2001

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$1,242	$1,117	$2,359

Cash flows from investing activities:
Capital expenditures	(85)	(1,538)	(1,623)
Other	20	2	22

Net cash used by investing activities	(65)	(1,536)	(1,601)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	838	—	838
Reductions in long-term debt	(1,269)	(70)	(1,339)
Proceeds from issuance of capital stock	57	—	57
Capital stock reacquired	(581)	—	(581)
Other	(73)	220	147
Net change in advances to subsidiaries	(154)	154	—

Net cash provided (used) by financing activities	(1,182)	304	(878)

Net (decrease) increase in cash and temporary cash investments	(5)	(115)	(120)
Cash and temporary investments:
Beginning of year	30	251	281

End of year	$25	$136	$161

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

22.    QUARTERLY DATA (UNAUDITED)

	Quarter				Total Year (52 weeks)
2002	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (12 weeks)

Sales	$15,667	$11,927	$11,696	$12,470	$51,760
Gross profit	$4,138	$3,189	$3,211	$3,412	$13,950
Earnings before extraordinary loss and cumulative effect of an accounting change	$324	$273	$255	$381	$1,233
Extraordinary loss (1)	(3)	(9)	—	—	(12)

Earnings before cumulative effect of accounting change	$321	$264	$255	$381	$1,221
Cumulative effect of an accounting change (1)	(16)	—	—	—	(16)

Net earnings	$305	$264	$255	$381	$1,205
Earnings per basic common share:
Earnings before extraordinary loss	$0.41	$0.35	$0.33	$0.50	$1.58
Extraordinary loss (1)	—	(0.01)	—	—	(0.02)
Cumulative effect of accounting change (1)	(0.02)	—	—	—	(0.02)

Net earnings per basic common share	$0.38	$0.34	$0.33	$0.50	$1.55
Average number of shares used in basic calculation	793	786	770	761	779
Earnings per diluted common share:
Earnings before extraordinary loss	$0.40	$0.34	$0.33	$0.50	$1.56
Extraordinary loss (1)	—	(0.01)	—	—	(0.02)
Cumulative effect of accounting change (1)	(0.02)	—	—	—	(0.02)

Net earnings per diluted common share	$0.38	$0.33	$0.33	$0.50	$1.52
Average number of shares used in diluted calculation	809	800	779	769	791

	Quarter				Total Year (52 weeks)
2001	First (16 weeks)	Second (12 weeks)	Third (12 weeks)	Fourth (12 weeks)

Sales	$15,102	$11,485	$11,382	$12,129	$50,098
Gross profit	$4,068	$3,155	$3,117	$3,360	$13,700
Earnings before extraordinary loss	$304	$256	$133	$350	$1,043
Extraordinary loss (1)	—	—	—	—	—

Net earnings	$304	$256	$133	$350	$1,043
Earnings per basic common share:
Earnings before extraordinary loss	$0.37	$0.32	$0.17	$0.44	$1.30
Extraordinary loss (1)	—	—	—	—	—

Net earnings per basic common share	$0.37	$0.32	$0.17	$0.44	$1.30
Average number of shares used in basic calculation	812	805	801	797	804
Earnings per diluted common share:
Earnings before extraordinary loss	$0.36	$0.31	$0.16	$0.43	$1.26
Extraordinary loss (1)	—	—	—	—	—

Net earnings per diluted common share	$0.36	$0.31	$0.16	$0.43	$1.26
Average number of shares used in diluted calculation	833	827	821	815	825

Note: Certain per share amounts may not sum accurately due to rounding

(1)	Amounts are net of income tax benefit

The Company has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

U. S. Bank, N.A.

P.O. Box 5277

Cincinnati, Ohio 45201

Toll Free 1-800-872-3307

Questions regarding the Company’s 401(k) plan should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company’s Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department-11E	Receive and Deliver Department-11W
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-524-4458. E-mail: shareowner-svc@email.bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://stock.bankofny.com

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company’s most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723. Other information is available on our Internet site at www.kroger.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

EXECUTIVE OFFICERS

Donald E. Becker

Senior Vice President

William T. Boehm

Group Vice President

Geoffrey J. Covert

President—Manufacturing

Senior Vice President

David B. Dillon

President and Chief

Operating Officer

Paul W. Heldman

Senior Vice President, Secretary

and General Counsel

Scott M. Henderson

Treasurer

Michael S. Heschel

Executive Vice President and Chief Information Officer

Carver L. Johnson

Group Vice President

Bruce A. Macaulay

Group Vice President

Lynn Marmer

Group Vice President

Don W. McGeorge

Executive Vice President

W. Rodney McMullen

Executive Vice President

M. Marnette Perry

Group Vice President

Joseph A. Pichler

Chairman of the Board and

Chief Executive Officer

J. Michael Schlotman

Group Vice President and

Chief Financial Officer

Paul J. Scutt

Group Vice President

James R. Thorne

Senior Vice President

M. Elizabeth Van Oflen

Vice President and Controller

Robert E. Zincke

Senior Vice President

OPERATING UNIT HEADS

John Bays

Dillon Stores

William H. Breetz, Jr.

Southwest Division

E. John Burgon

Ralphs

Edward Dayoob

Fred Meyer Jewelers

Russell J. Dispense

King Soopers

Michael J. Donnelly

Fry’s

Jon Flora

Great Lakes Division

Donna Giordano

QFC

John P. Hackett

Mid-South Division

James Hallsey

Smith’s

David G. Hirz

Food 4 Less

Robert J. Hodge

Cincinnati Division

Mike Hoffmann

Kwik Shop

Lisa Holsclaw

Central Division

Bruce A. Lucia

Atlanta Division

James T. McCoy

Jay C

Robert Moeder

Convenience Stores and Supermarket Petroleum

Phyllis Norris

City Market

Darel Pfeiff

Turkey Hill Minit Markets

Mark Salisbury

Tom Thumb

Art Stawski

Loaf ‘N Jug/MiniMart

Van Tarver

Quik Stop

Richard L. Tillman

Delta Division

Darrell D. Webb

Fred Meyer Stores

R. Pete Williams

Mid-Atlantic Division

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

The Kroger Co.	Two Alternate Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day - 7 Days a Week It’s Fast and Convenient

INTERNET https://www.proxyvotenow.com/krc		TELEPHONE 1-866-388-1533		MAIL
• Go to the website address listed above. • Have your proxy card ready. • Enter your Control Number located in the box below. • Follow the simple instructions on the website.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Enter your Control Number located in the box below. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided. • Retain admission ticket for admittance to annual meeting.

Your internet or telephone vote authorizes

the named proxies to vote your shares in

the same manner as if you marked, signed

and returned your proxy card. If you have

submitted your proxy by the Internet or

telephone there is no need for you to mail

back your proxy card.

NOTE:    Admission Ticket printed on
reverse is required for
admission to Annual Meeting.

CONTROL NUMBER FOR

TELEPHONE OR INTERNET VOTING

1-866-388-1533 CALL TOLL-FREE TO VOTE

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.D.T. ON JUNE 25, 2003. Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE Ú

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

☐	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.	☒
Votes MUST be indicated (x) in Black or Blue Ink.

The Board of Directors recommends a vote FOR the nominees and FOR Proposal 2.						The Board of Directors recommends a vote AGAINST proposal 3.
1. ELECTION OF DIRECTORS							FOR	AGAINST		ABSTAIN
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	3. Approve shareholder proposal, if properly presented, to amend regulations to establish shareholder committee.	☐	☐		☐
Nominees:	01 Reuben V. Anderson, 02 Richard K. Davidson, 03 Clyde R. Moore. 04 Susan M. Phillips, 05 Joseph A. Pichler, and 06 Steven R. Rogel.					If you wish to vote in accordance with the recommendations of management, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card.
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.) *EXCEPTIONS

I consent to future access of the annual reports and proxy materials electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.

☐

2. Approval of PricewaterhouseCoopers LLP, as auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 26, 2003 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Ú  FOLD AND DETACH HERE  Ú

---------------------------------------------------------------------------------------------------------------------------------------------------------

THE KROGER CO.

P  R  O  X  Y

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting to be Held June 26, 2003

The undersigned hereby appoints each of JOSEPH A, PICHLER, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes, FOR Proposal 2, and AGAINST Proposal 3.

(continued, and to be signed, on other side)

THE KROGER CO. P.O. BOX 11382 NEW YORK, N.Y. 10203-0382	To change your address. please mark this box.	☐
	To include any comments, please mark this box.	☐

DEAR KROGER CO. SHAREHOLDER:

You previously elected to view The Kroger Co. proxy statements and annual reports over the Internet instead of receiving copies in the mail. You can now access the proxy statement for the 2003 Annual Meeting and the 2002 Annual Report over the Internet through the following address: http://www.kroger.com/reports. You can vote over the Internet, by telephone, or by traditional proxy card. See the proxy statement and the enclosed proxy card for further information about voting procedures.

If you would like a paper copy of the proxy statement and annual report, we will provide a copy to you upon request. To obtain a copy of these documents, please call (513) 762-1220.